UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
(Name of Registrant as Specified In Its Charter)

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West Pharmaceutical Services, Inc.

Notice of 2018 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 21, 2018

The 2018 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at our corporate headquarters on:

Tuesday, May 1, 2018
9:30 AM, local time
530 Herman O. West Drive
Exton, Pennsylvania 19341

The items of business are:

1.              Election of nominees named in the Proxy Statement as directors, each for a term of one year.

2.              Consideration of an advisory vote to approve named executive officer compensation.

3.              Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2018.

4.              Transaction of other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on March 6, 2018 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

George L. Miller
Sr. Vice President, General Counsel and
Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on May 1, 2018

This Notice of Annual Meeting and Proxy Statement (“Notice”) and the 2017 Annual Report on Form 10-K (“2017 Annual Report”) are available on our website at:

http://investor.westpharma.com/phoenix.zhtml?c=118197&p=irol-reportsannual

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

GENERAL INFORMATION

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement.  This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Recommended

Proposal 1: Election of Directors		Page 61	✓ FOR

Mark A. Buthman William F. Feehery Eric M. Green Thomas W. Hofmann Paula A. Johnson	Deborah L. V. Keller Myla P. Lai-Goldman Douglas A. Michels Paolo Pucci John H. Weiland Patrick J. Zenner		Each Nominee

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 68	✓ FOR

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018		Page 69	✓ FOR

Our Director Nominees

You are being asked to vote on the directors nominated below.  All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used.  Detailed information about each director’s background and areas of expertise can be found beginning on page 62.  All directors, except Mr. Green, are independent.

		Director		Current Committee Memberships					Other Current Public
Name	Age	Since	Current/Previous Occupation	AC	CC	FC	ITC	NCGC	Boards
Mark A. Buthman	57	2011	Retired EVP & CFO, Kimberly-Clark	C				M	1
William F. Feehery	47	2012	President, Industrial Biosciences, DowDuPont	M				C	—
Eric M. Green	48	2015	President & CEO, West Pharmaceutical Services, Inc.						—
Thomas W. Hofmann	66	2007	Retired Sr. VP & CFO, Sunoco, Inc.	M	M	M			—
Paula A. Johnson	58	2005	President, Wellesley College				C		—
Deborah L. V. Keller	55	2017	Principal, Black Frame Advisors, LLC & Retired CEO, Covance Drug Development			M	M		—
Myla P. Lai-Goldman	60	2014	CEO and President of GeneCentric Therapeutics, Inc.			M	M		1
Douglas A. Michels	61	2011	President & CEO, OraSure Technologies, Inc.		C		M		1
Paolo Pucci	56	2016	CEO, ArQule, Inc.	M	M				2
John H. Weiland	62	2007	Retired Vice-Chairman, President & Chief Operating Officer, C. R. Bard, Inc., which was acquired by Becton, Dickinson and Company in 2017		M	C			—
Patrick J. Zenner	71	2002	Chairman, West; Retired Pres. & CEO, Hoffmann-La Roche Inc.					M	2

LEGEND: M — Member; C — Chairperson; AC — Audit Committee; CC — Compensation Committee; ITC — Innovation and Technology Committee; FC — Finance Committee; NCGC — Nominating and Corporate Governance Committee

2018 Annual Meeting and Proxy Statement

Corporate Governance and Board Highlights
Vital Board Statistics

• 90.9% of the Board is independent • 27.3% of the Board is Female	• Average Tenure: 7.4 years • Average Age: 58.3 years
• Annual director elections with majority voting in uncontested elections
• Active shareholder engagement program on corporate governance and compensation matters
• Significant risk management oversight by the Board, including an enhanced enterprise risk management process
• Board is led by an Independent Non-Executive Chairman
• Commitment to corporate responsibility, including Diversity, Safety, Sustainability and Environment
• New directors appointed in each of the past four years
• Effective self-assessment and evaluation procedures that include individual discussions
• Annual evaluation of all directors to ensure the right mix of experience and diversity of opinion and background
• Robust succession planning and committee rotation
• Maintain and enforce effective executive and board stock ownership guidelines
• All directors attended more than 75% of the Board and Committee meetings

2017 Performance and Compensation Highlights

We believe that Mr. Green and the other named executive officers (“NEOs”) performed satisfactorily in 2017 compared to established goals and that their compensation is appropriate in relation to that performance.  Under their leadership, our Company achieved a total shareholder return (“TSR”) of 17.0% in 2017 and a cumulative three-year TSR of 89.3%.  Those returns reflect our growing sales and profitability.  Compared to 2016: net sales grew 5.2% (at constant currency exchange rates), gross profit increased 2.3%, and adjusted operating profit margin grew 20 basis points to 15.0%.  As discussed in our 2017 Annual Report, proprietary products sales growth was slower than in 2016, primarily due to customers working down inventory purchased in 2016, but contract manufacturing sales growth was still robust due primarily to the ramp-up of projects in the latter half of 2016.  Adjusted earnings per share (“Adjusted EPS”) as reported in our 2017 Earnings Release filed on February 15, 2018 (the “Earnings Release”), also improved 28% year-over-year, as described in footnote 3 below.

(1)       See page 23 of our 2017 Annual Report for discussion of the impact of foreign currency rates on reported net sales.

(2)       Gross profit and adjusted operating margin are discussed on page 24 and page 27, respectively, of our 2017 Annual Report.

(3)       A meaningful comparison on EPS growth for Annual Incentive Plan (“AIP”) purposes is best explained by reconciling the results used for calculating AIP payments to U.S. GAAP and the Earnings Release.  Please see below.

	2017	2016
US GAAP Diluted EPS	$1.99	$1.91
Venezuela deconsolidation and currency devaluation	0.15	0.04
Tax law changes	0.64	0.01
Restructuring related charges	—	0.23
Pension curtailment gain	—	(0.01)
Adjusted Diluted EPS per Earnings Release	$2.78	$2.18
Impact of foreign exchange rates	—	0.04
Tax benefit from stock-based compensation accounting change	(0.44)	—
Share repurchase	(0.01)	—
Adjusted Diluted EPS for AIP Purposes	$2.33	$2.22

The following table shows the components of 2017 compensation paid to our NEOs, including total “realizable” pay.  Realizable pay takes a retrospective look at pay and performance.  Realizable pay is the sum of: (1) base salary paid; (2) annual incentive plan amounts actually earned for 2017 performance; (3) the in-the-money value of stock option grants made in 2017; (4) the December 2017 estimate for payouts for the 2017 Performance Share Unit award (82.09% of target); and (5) the 2017 year-end value of any time-vesting restricted stock or restricted stock units (“RSUs”) granted in 2017.  The table is not a substitute for our 2017 Summary Compensation Table set forth on page 45.

2017 Summary Compensation and Realizable Pay

(all amounts in U.S. Dollars)

Name and Principal Position	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	SEC Total	SEC Total Without Change in Pension (1)	Total Realizable Pay
Eric M. Green President & CEO	824,038	1,526,814	1,500,071	748,808	95,660	61,172	4,756,563	4,660,903	4,344,181
William J. Federici Sr. VP, CFO & Treasurer	535,462	349,990	350,045	340,424	270,150	31,333	1,877,404	1,607,254	1,515,445
Karen A. Flynn Sr. VP & CCO	469,615	500,069	499,952	281,904	112,801	38,306	1,902,647	1,789,846	1,665,161
George L. Miller Sr. VP, GC & Corp. Secretary	409,808	356,496	300,029	226,320	47,280	27,753	1,367,686	1,320,406	1,248,448
David A. Montecalvo Sr. VP, Global Ops & Supply Chain	377,846	202,251	199,923	166,399	27,403	140,522	1,114,344	1,086,941	912,169

(1)                           This column is each officer’s total compensation, as determined under applicable Securities and Exchange Commission (“SEC”) rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.  It shows the impact that change in pension values had on total compensation, as determined under applicable SEC rules, which vary substantially due to actuarial calculations.  The amounts reported in the SEC Total Without Change in Pension column may differ substantially from the amounts reported in the Total column of the Summary Compensation Table required under SEC rules and are not a substitute for total compensation as described above and in the 2017 Summary Compensation Table on page 45.

Key 2017 Compensation-Related Actions

•                                Reaffirmed compensation philosophy to target our executive compensation at the median (50th percentile) of comparator group companies.

•                                Further refined the Company’s AIP, including: (1) providing that all metrics except revenue would be based on actual foreign-exchange rates rather than budgeted rates; (2) consolidation of our Innovation and Technology and Commercial functional plans to drive focus on sales; (3) providing additional guidelines for managers to adjust bonuses for non-officers based on individual performance; and (4) providing that a prorated bonus would be paid in the event of an involuntary termination due to job elimination or redundancy.

•                                Updated the change-in-control (“CIC”) agreements for a majority of our officers (including three of our five NEOs) to bring them more in line with market practices and to further ensure focus on creating and maintaining shareholder value in the event of a proposed change-in-control.

•                                Reaffirmed the use of two comparator groups and determined that no changes were necessary given the significant update and changes made in 2016.

•                                Conducted formal: (1) pay-for-performance review of CEO compensation versus peers; and (2) realizable pay analysis to assess whether Company performance and CEO realizable pay are aligned over a given period.

Auditors

Set forth below is summary information with respect to PwC’s fees for services provided in 2017 and 2016.

Type of Fees	2017	2016

Audit Fees	$2,127,000	$1,935,280
Audit-Related Fees	196,799	1,500
Tax Fees	150,404	224,014
All Other Fees	9,500	8,600
Total	$2,483,703	$2,169,394

General Information About the Meeting

Proxy Solicitation

Our Board of Directors is soliciting your vote on matters that will be presented at our 2018 Annual Meeting of Shareholders and at any adjournment or postponement.  This Proxy Statement contains information on these matters to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2017 Annual Report, including our annual report wrapper, are being mailed starting on or about March 21, 2018.

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on March 6, 2018, are entitled to receive the Notice and to vote their shares at the meeting.

As of that date, 73,951,222 shares of our common stock were outstanding.  Each share is entitled to one vote on each matter properly brought to the meeting.

How You Can Vote

If you are a registered shareholder, you may vote at the Annual Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

•            Logging on to www.ProxyVote.com.

•            Mailing your signed proxy card or voting instruction card to the address provided.

•            Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903.

If you hold shares of the Company in “Street name,” please follow the voting instructions of the financial institution at which you have an account holding shares of the Company.

Deadline for Voting.  Mailed proxy and voting instruction cards must be received before the meeting.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. The deadline for voting by telephone or Internet is 11:59 PM Eastern Time on April 30, 2018.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct.  If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of the proposals. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.  If you hold shares in the Company in “Street name” or through a broker, please refer to “Broker Voting and Votes Required” below.

Plan Participants.  Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the West Contract Manufacturing Savings and Retirement Plan have been added to your other holdings on your proxy card.

Your completed proxy card serves as voting instructions to the trustee of those plans.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed proxy card.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Broker Voting and Votes Required

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “Street name.”  The Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the principles outlined in the table below:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 - Election of Directors	As this is an uncontested election, the number of votes for a director must exceed the number of votes against a director	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 3 - Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes	Yes

Proxy Solicitation.  We have not retained a proxy solicitation company with respect to the proxy being solicited by this Proxy Statement.

Quorum

We must have a quorum to conduct business at the 2018 Annual Meeting.  A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote.  For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the 2017 Annual Report available.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC.  This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 21, 2018, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge.  Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2017 Annual Report are available at:

http://investor.westpharma.com/phoenix.zhtml?c=118197&p=irol-reportsannual.

Corporate Governance and Board Matters

During 2017, our Board met six times.  Each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served.  All directors are expected to attend the 2018 Annual Meeting, and all our directors attended the 2017 Annual Meeting.

Our principal governance documents are our Corporate Governance Principles, Board Committee Charters, director qualification standards and Code of Business Conduct.  Aspects of our governance documents are summarized below.  We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success.  The documents are available in the “Investors — Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and responsibilities, Board and committee composition, organization and leadership.  Our Nominating and Corporate Governance Committee reviewed and significantly updated our Corporate Governance Principles to meet best practices in corporate governance in 2016 and, in 2017, the Committee confirmed that the Corporate Governance Principles address our current and long-term business needs.  The only change made after this review was to increase our mandatory retirement age from 72 to 75, which is discussed in more detail below.  Our Corporate Governance Principles address, among other things:

•                  Statements of the Board’s commitment to high ethical standards, principles of fair dealing and high ethical standards;

•                  The requirement to hold separate executive sessions of the independent directors;

•                  The importance of robust executive succession planning and the role of directors in succession planning;

•                  The Board’s policy on setting director

CORPORATE GOVERNANCE AND BOARD MATTERS

compensation and director share-ownership guidelines;

•                  Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members;

•                  Guidelines on outside board memberships;

•                  Policies on making charitable contributions and prohibition of political contributions;

•                  Policies on access to Management;

•                  Requirements fostering leadership development by senior executives;

•                  Statements of our executive compensation philosophy and our independent auditor standards;

•                  Director orientation and education; and

•                  Self-assessments of Board and Committee performance to determine their effectiveness.

Code of Business Conduct

All our employees, officers and directors are required to comply with our Code of Business Conduct as a condition of employment.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, protection and proper use of our property and information and compliance with legal and regulatory requirements.  The Board has adopted a comprehensive Compliance and Ethics Program, which was substantially updated in 2016, and was reviewed and reaffirmed in 2017 as meeting the needs of our Company, its shareholders and other stakeholders.  Mr. Miller is our Chief Compliance Officer.  Mr. Miller delivers regular reports on program developments and initiatives to the Audit Committee and the Board.

Board Leadership Structure

The current governance structure of the Board follows:

•                  The offices of Chairman and CEO are separate;

•                  The Board has established and follows robust corporate governance guidelines;

•                  All the members of the Board, other than Mr. Green, are independent;

•                  All Board Committees are composed solely of independent directors;

•                  Our independent directors meet regularly in executive session both at the Board and Board committee levels; and

•                  Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders.

Our Board took steps to enrich our diversity during 2017, including the addition of another female director and the increase of our mandatory retirement age.

While the offices of Chairman and CEO are currently separate, the Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

The Board does not currently have a lead independent director, although the Board believes it may be useful and appropriate to designate a lead independent director if the offices of Chairman and CEO are combined in the future.

We believe the current Board leadership structure is appropriate now because it allows the Chairman to focus on corporate governance and management of the Board priorities and allows the CEO to focus directly on managing our operations and growing the Company.

Chairman of the Board of Directors

The responsibilities of the Chairman include:

•                  Chairing Board meetings, including executive sessions of the independent directors;

•                  Approving agendas and schedules for each Board meeting in consultation with the CEO; and

•                  Serving as principal liaison between the CEO and the independent directors.

Each independent director may add items to the agenda.  Independent directors meet in regularly scheduled executive sessions and in special executive sessions called by the Chairman.

Our current Chairman, Mr. Zenner, has been serving on the Board since 2002, and as our Chairman since 2015.  Each year the Board considers the role of the Chairman and who is sitting in that role.  We believe Mr. Zenner’s experience as a top executive, his independence plus his history with the Company makes him a valuable asset for the Company and provides significant leadership to our Board.

We believe continuing his Chairmanship has been beneficial to Management and enhanced shareholder value especially in light of the appointment of four new board members since 2014, and significant changes in our corporate officers since 2015, with a new CEO and new leaders in Global Operations and Supply Chain, Legal, Human Resources, Corporate Development, Strategy and Investor Relations, and Innovation and Technology.

Committees

The Board has five standing committees:

•            Audit Committee;

•            Compensation Committee;

•            Finance Committee;

•            Innovation & Technology Committee; and

•            Nominating and Corporate Governance Committee.

From time to time, the Board may form ad hoc committees to address specific situations as they may arise.  Each committee consists solely of independent directors.  Each standing committee has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com.

You may request a copy of each committee’s charter from our Corporate Secretary.

Audit Committee

Mark A. Buthman (Chair) William F. Feehery Thomas W. Hofmann Paolo Pucci

The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things:

                   • Reviews and discusses our annual and quarterly financial statements with Management and the independent auditors;

                   • Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence; and

                   • Oversees Management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

The Board has affirmatively determined that Mr. Buthman and Mr. Hofmann are each an “Audit Committee financial expert” as defined in SEC regulations. In 2017, the Audit Committee met seven times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

Douglas A. Michels (Chair) Thomas W. Hofmann Paolo Pucci John H. Weiland

The Compensation Committee develops our overall compensation philosophy, and determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers, reviews our talent management and succession planning for key positions and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.” In 2017, the Compensation Committee met four times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Finance Committee

John H. Weiland (Chair) Thomas W. Hofmann Deborah L. V. Keller Myla P. Lai-Goldman

The Finance Committee reviews proposals made by Management and recommends to the full Board optimal capital structure of the Company and adjustments and the way capital is allocated and deployed by the Company. The Finance Committee analyzes and makes recommendations to the full Board with respect to potential opportunities for business combinations, acquisitions, mergers, dispositions, divestitures and similar strategic transactions involving the Company. The Finance Committee also ensures all strategic transactions are in alignment with the Company’s strategic business plan and oversees the process of reviewing, negotiating, consummating and/or integrating potential strategic transactions. In 2017, the Finance Committee met seven times. All members of the Finance Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Innovation and Technology Committee

Paula A. Johnson (Chair) Deborah L. V. Keller Myla P. Lai-Goldman Douglas A. Michels

The Innovation and Technology Committee provides guidance to our Board on technical and commercial innovation strategies, reviews emerging technology trends that may affect our business, reviews our major innovation and technological programs and overall patent strategies, and assists our Board in making well-informed choices about investments in new technology. In 2017, the Innovation and Technology Committee met three times.

Nominating and Corporate Governance Committee

William F. Feehery (Chair) Mark A. Buthman Patrick J. Zenner

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our Board and its committees; monitors a process to assess Board effectiveness; reviews related-party transactions; and considers matters of corporate governance. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans. In 2017, the Nominating and Corporate Governance Committee met three times. All members of the Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Board Matters

During 2017, our Board and each of its Committees played pivotal roles in helping to develop and approve our corporate strategy.  The major issues debated and decided by the Board during 2017 included:

•            Actively updating our enterprise strategic plan and monitoring progress, including through our Finance Committee, which had its first full year of meetings during 2017;

•            Conducting a significant talent and succession planning review for key positions with Management as an integral part of our annual enterprise strategic planning meeting;

•            Reviewing potential targets for mergers and acquisitions and potential licensing opportunities and improving our merger and acquisition evaluation process;

•            Strengthening our enterprise risk management (“ERM”) process, including significant review of cybersecurity risks, protections and recovery plans;

•            Publishing our inaugural Corporate Responsibility report, which outlines our initiatives in five areas critical to our culture and success: Compliance and Ethics, Philanthropy, Diversity, Health and Safety and Environmental Sustainability;

•            Revising the director mandatory retirement age in our Corporate Governance Principles;

•            Adding a new female director with a healthcare background; and

•            Reviewing the Company’s capital allocation strategy, increasing the annual dividend and continuing our strategic share buyback program.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight is consistent with our leadership structure, with Management having day-to-day responsibility for assessing and managing our risk exposure and the Board actively overseeing management of our risks—both at the Board and committee level.

The Board regularly reviews and monitors the risks associated with our financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan.  In particular, the Board reviews our risk portfolio, confirms that Management has established risk-management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether Management is responding appropriately.

The Board performs its risk oversight role by using several different levels of review.  Each Board meeting begins with a strategic overview by the CEO that describes the most significant issues, including risks, affecting the Company and includes business updates from each reportable segment.  In addition, the Board reviews in detail the business and operations of each reportable segment quarterly, including the primary risks associated with that segment.

During 2017, with Board oversight and review, we substantially enhanced our ERM process.  This expanded ERM process helps us reduce and manage the risk inherent in our business, gain a greater understanding and awareness of risks facing the business, ensure risk-appropriate mitigation efforts are in place and regularly monitored and ensure the Company meets or exceeds the expectation of investors and regulators.

The Board focuses on the overall risks affecting the Company.  For example, the Board and each committee assesses cybersecurity risks and Management’s plan for defending against and responding to these risks.  Additionally, each committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility, which were cataloged through our ERM process, including:

•            The Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps Management has taken to monitor and control such exposures.

•            The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

•            The Finance Committee assesses the risks associated with allocation of our capital, potential acquisitions, divestitures and major business partnerships.

•            The Innovation and Technology Committee reviews risks associated with intellectual property, innovation efforts and our technology strategy.

•            The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and the effectiveness of the Board.

Although each Committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through committee reports.

Director Independence

Our Board has adopted a formal set of categorical director independence determination standards (“Standards”).  The Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards.  Under the Standards, a director must have no material relationship with us other than as a director.  The Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior Management or their affiliates.  The full text of the Standards may be found under the “Investors — Corporate Governance” section on our website at www.westpharma.com.

The Board undertook its annual review of director independence in February 2018.  As a result of this review, the Board did not substantively revise the Standards.  Subsequently, the Board considered whether any relationships described under the Standards between the Company and each individual director existed.  The Board affirmatively determined that each of its non-employee directors is independent of the Company and its Management team as defined under the Standards.

Executive Sessions of Independent Directors

Our Board also holds regular executive sessions of only independent directors to review the Company’s strategy and Management’s operating plans, the criteria by which our CEO and other senior executives are measured, Management’s performance against those criteria and other related issues and to conduct a self-assessment of its performance.  Last year, our independent directors held six executive sessions.

Board Refreshment and Retirement Age

We review our Board refreshment policies and retirement age annually, and we continue to monitor trends in this area.

The Board does not have term limits on the service of our directors, because we believe that term limits may lead to loss of valuable director insight into our business and operations that is enhanced with continuity. The Board believes that a diverse mix of long-tenured and new Board members provides a good and appropriate balance of experience to enhance shareholder value.

In 2017, we revised our Corporate Governance Principles to increase the mandatory retirement age from 72 to 75.  This means that a non-employee director must retire on the date of the Annual Meeting of Shareholders immediately following his or her 75th birthday. The Board revised the retirement age because the Board believes that directors may continue to provide meaningful, independent oversight and advice past age 72.

An employee director must submit his or her resignation upon the date he or she ceases to be an executive of the Company.

Director Evaluation

Each year the Board and each committee review their performance as a committee during executive sessions.  This review centers around questions directors are asked to contemplate before the meeting.  These questions include topics such as the relationship between members, quality of the materials provided, the relationship with management, their calendar and topics that they would like to see added or deleted to meeting agendas.

Additionally, the Nominating and Corporate Governance Committee reviews the evaluation process annually and makes suggested changes  when necessary.  Beginning in 2016, the Chairman of this Committee reaches out to each director individually to discuss any concerns and relays them to the Board using an interview template approved by the Committee.

We believe this evaluation system, coupled with our strong Chairman of the Board and open-door policy, which encourage sharing of ideas among all directors, makes for a robust process that ensures the Board’s effectiveness.

Director Education

The Board believes shareholders are best served by Board members who are well versed in corporate governance principles and other subject matters relevant to board service.  Therefore, all directors are encouraged to attend any director education programs they consider appropriate to stay informed about developments in corporate governance and the markets we serve.  The Company reimburses directors for the reasonable costs of attending director education programs.  To encourage continuing director education, the Board also arranges for a series of annual educational presentations on its calendar.

Share Ownership Goals for Directors and Executive Management

To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer.  All directors meet this requirement or are within the three-year period to obtain the necessary shares.  The Board has also set share ownership goals for senior executive Management, which are described under “Compensation Discussion and Analysis — Other Compensation Policies.”

2017 Shareholder Outreach

To ensure that the Board considers shareholder views on compensation, corporate governance and business matters, we maintain an active shareholder engagement program.  Throughout the year, Management meets with our actively-managed, institutional shareholders, which own a majority of our shares.   Management discusses topics of interest from our shareholders, solicits their input on these topics and provides our own views on these topics. The Board receives regular updates on investor feedback.

The Board remains committed to aligning pay and performance in a manner that enhances shareholder value.  Our shareholders have historically expressed support for our long-term performance goals, including return on invested capital and top line sales growth.

Additionally, Management heard our shareholders express support for our corporate governance framework, Board membership and Board policies, including our tenure policies.

During 2017, we also addressed director attendance and its importance with these shareholders.  Our Board is committed to ensuring that directors attend meetings and that the Board and its Committees devote sufficient time necessary for the effective oversight of the Company and its Management.

Communicating with the Board

You may communicate with the Chairman of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341.  Communications to a particular director should be addressed to that director at the same address.

Our Corporate Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are given directly to the Chairman of the Board who decides whether they should be forwarded to a Board committee or to Management for further handling.

Director Nominations, Criteria and Diversity

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by the Committee.

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•      A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.

•      A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.

•      A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•      All the non-employee directors should be “independent” as outlined in our Standards.

•      A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Management and relevant persons.

•      A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending Board and committee meetings.

•      The Board generally seeks active or former senior executives of public companies, particularly those with international operations, leaders in healthcare or public health fields, with science or technology backgrounds, and individuals with financial expertise.

When reviewing nominees, the Nominating and Corporate Governance Committee considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs.  The Nominating and Corporate Governance Committee also values diversity on the Board in the director nominee identification and nomination process.

Our Corporate Governance Principles include a statement of the importance of board diversity to ensure that the director nomination process considers a diverse mix of background, age, gender, sexual orientation, as well as cultural and ethnic composition.  Accordingly, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.  The Committee regularly assesses the effectiveness of this approach as part of its review of the Board’s composition.

In 2017, we appointed a new Board member, Ms. Keller, who has experience leading a multinational drug development business that partners with leading pharmaceutical and biotechnology companies like our Company.  In addition, we increased our mandatory retirement age from 72 to 75.  Each of these actions help to ensure we have a diversity of perspectives and experience levels on the Board.

To assist it with its evaluation of the director nominees for election at the 2018 Annual Meeting, the Committee considered the factors listed above and used a skills matrix highlighting the experience of our directors in areas such as industry experience, international background, leadership, financial literacy, risk management expertise and independence.

Under the heading “Director Qualifications and Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws.  These procedures are described under “Other Information — 2019 Shareholder Proposals or Nominations” in this Proxy Statement.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the Nominating and Corporate Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations.  A “related person” includes our directors, officers, 5% shareholders and immediate family members of these persons.

Under the policy, the Nominating and Corporate Governance Committee reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction.

In approving a transaction, the Committee will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Committee reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status.  The policy and procedures can be found in the “Investors—Corporate Governance — Governance Documents” section of our website, www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

DIRECTOR COMPENSATION

Director Compensation

2017 Non-Employee Director Compensation

The compensation structure was reviewed in 2017 by the Board of Directors in consultation with Pay Governance LLC (“Pay Governance”), our independent compensation consultant.  After this review, it was determined that no changes were necessary to the compensation structure.  The structure that was in effect for all of 2017 is set forth below.

Compensation Item	Amount

Annual Retainers and Chair Fees
Board membership	$80,000
Chairman of the Board	100,000	*
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
All Other Committee Chairs	10,000
Restricted Stock Units	160,000

* Payable in cash or restricted stock, which vests 25% per quarter, as elected annually by the Chairman.

The following table shows the total 2017 compensation of our non-employee directors.

2017 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mark A. Buthman	100,000	159,976	13,875	273,851
William F. Feehery	90,000	159,976	8,520	258,496
Thomas W. Hofmann	80,000	159,976	17,947	257,923
Paula A. Johnson	90,000	159,976	21,371	271,347
Deborah L. V. Keller	46,667	146,654	551	193,872
Myla P. Lai-Goldman	80,000	159,976	3,632	243,608
Douglas A. Michels	100,000	159,976	31,073	291,049
Paolo Pucci	80,000	159,976	1,644	241,620
John H. Weiland	90,000	159,976	31,073	281,049
Patrick J. Zenner	130,000	209,751	28,676	368,427

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Chairman, Independent Directors or Chairman, as applicable.  All annual retainers are paid quarterly.  For Mr. Zenner this amount includes his cash fees for serving as Chairman of the Board.

The amounts are not reduced to reflect elections to defer fees under the Nonqualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  During 2017, Mr. Buthman, Ms. Keller, Mr. Michels, and Mr. Weiland deferred 100% of their fees paid in 2017.  Dr. Lai-Goldman deferred 50% of these fees.

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled RSU awards made in 2017 and the grant date fair value is determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.  In 2017, each continuing non-employee director was awarded 1,697 RSUs, with a grant date fair market value of $94.27 per share based on the closing price of our common stock on the award date, May 2, 2017.  These awards had a grant date fair value of $159,976.  Ms. Keller was awarded a prorated grant on the commencement of her service on June 1, 2017.  Her award was for 1,483 shares at $98.89 per share, which had a grant date fair value of $146,654.  For a discussion on RSU grant date fair value, refer to Note 12 of the consolidated financial statements in our 2017 Annual Report.

RSUs are granted on the date of our Annual Meeting (or, as in the case with Ms. Keller, upon commencement of service) and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date.  Generally, all unvested grants of equity forfeit upon termination.  However, if a director retires during the calendar year that he or she reaches our mandatory retirement age, the award will vest on a monthly basis through retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan.  In 2017, all directors elected to defer their RSU awards.  All awards are distributed as shares of common stock, as described below.  When dividends are paid on common stock, additional shares are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

For Mr. Zenner this column also includes the 528 shares of restricted stock he elected to receive in lieu of cash for his additional $100,000 Chairman’s annual retainer.  The restricted stock, which had a grant date fair value of $94.27, vests 25% per quarter and was equivalent to approximately 50% of his Chairman’s retainer, or $49,775.  These restricted shares are issued and outstanding, and, therefore, earn dividends.  They are not eligible to be deferred or credited to the Director Deferred Compensation Plan.  The remainder of this retainer was paid in cash.

The table below shows the number of outstanding stock awards held by each director at year-end.  No directors have any outstanding options.

Outstanding Director Stock Awards at Year-End 2017

Name	Unvested Restricted Stock Awards (#)	Vested Annual Deferred Stock Awards (#)	Unvested Annual Deferred Stock and Stock-Settled RSU Awards (#)	Total Outstanding Stock Awards (#)
Mark A. Buthman	-0-	22,114	1,702	23,816
William F. Feehery	-0-	17,171	1,702	18,873
Thomas W. Hofmann	-0-	34,878	1,702	36,580
Paula A. Johnson	-0-	34,028	1,702	35,730
Deborah L. V. Keller	-0-	-0-	1,487	1,487
Myla P. Lai-Goldman	-0-	7,865	1,702	9,567
Douglas A. Michels	-0-	22,114	1,702	23,816
Paolo Pucci	-0-	1,287	1,702	2,989
John H. Weiland	-0-	41,893	1,702	43,595
Patrick J. Zenner	265	39,404	1,702	41,371

All Other Compensation

The amounts in the “All Other Compensation” column are Dividend Equivalent Units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan.  No charitable matching contributions were made on behalf of any directors in 2017.

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock.  Pre-2014 stock units may be distributed in cash in lieu of stock, if a director made an election in 2013.  All post-2013 stock units are only distributable in stock.  Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments.  Separate elections apply to amounts earned and vested before January 1, 2005 and amounts earned and vested after December 31, 2004, which solely applies to Mr. Zenner.  If a director elects the installment option, the cash balance during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

Director Deferred Compensation Plan at Year-End 2017

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2017:

Name	Cash-Settled Stock Units Value(1) ($)	Vested Stock- Settled Unit and Deferred Stock Value (1) ($)	Unvested Deferred Stock and RSU Value (1) ($)	Total Account Balance ($)
Mark A. Buthman	-0-	3,062,322	167,925	3,230,247
William F. Feehery	-0-	2,117,853	167,925	2,285,778
Thomas W. Hofmann	-0-	3,441,412	167,925	3,609,337
Paula A. Johnson	-0-	4,083,754	167,925	4,251,679
Deborah L. V. Keller	-0-	47,362	146,748	194,110
Myla P. Lai-Goldman	-0-	946,936	167,925	1,114,861
Douglas A. Michels	619,083	2,743,788	167,925	3,530,796
Paolo Pucci	-0-	132,514	167,925	300,439
John H. Weiland	1,778,242	4,762,987	167,925	6,709,154
Patrick J. Zenner	-0-	5,507,957	167,925	5,675,882

(1)         Value is determined by multiplying the number of stock units or shares of deferred stock, as applicable, by $98.67, the fair market value of a share of stock on December 29, 2017.  A portion of the stock units may relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the compensation was earned by the director.

EXECUTIVE COMPENSATION

Executive Compensation

Executive Summary

Our Compensation Philosophy and Goals

We believe that our long-term success is directly related to our ability to attract, motivate and retain highly talented individuals committed to driving innovation in our products and services improving financial performance, achieving profitable growth on a sustainable basis and enhancing shareholder value.

To that end, our Compensation Committee (all subsequent references to “Committee” in this Executive Compensation section are to the Compensation Committee) has developed and implemented a pay-for-performance compensation philosophy that closely aligns our executives’ incentive compensation with Company performance and shareholder interests on a short- and long-term basis without promoting excessive risk.  When we deliver expected performance, our pay should approximate the market median.  Actual compensation, however, varies with our performance.

For our Corporate function participants and Ms. Flynn, our annual cash incentive bonus plan, the Annual Incentive Plan (“AIP”), is based on our performance on three financial measures: Adjusted Diluted EPS, Adjusted Operating Cash Flow (“OCF”) and Adjusted Consolidated Revenue (“Adjusted Revenue”).

Mr. Montecalvo, who leads our Global Operations and Supply Chain function, has goals based 50% on the aforementioned Corporate metrics and 50% based on performance against goals for Gross Profit for our proprietary products (“Proprietary GP”) and OCF for our proprietary products (“Proprietary OCF”).

All goals are set using a rigorous process to ensure sufficient stretch and encourage achievement of our committed growth targets.  Our annual incentive plan targets and our incentive compensation philosophy are reviewed annually by the Committee to ensure alignment with our organizational structure and enterprise strategy.  This, in turn, drives alignment between pay and performance.

Annual awards are paid only if performance meets or exceeds 85% of the target.  At the 85% threshold only 50% of the AIP target is paid with increasing amounts for improved performance.

We believe our long-term incentive awards are aligned with shareholder interests with targets based on the achievement of the three-year compound annual growth rate (“CAGR”) and the return on invested capital (“ROIC”) targets.  Both focused on delivering value over the long term and encouraging share ownership and help in the retention of key talent.

To ensure our long-term goals are delivering shareholder value we undergo an annual review of the correlation between our long-term incentive plan (“LTIP”) payouts and our TSR over the performance period.  As in prior years, our review indicates that our LTIP is highly correlated to our TSR and that our TSR outpaces our peers and the market as a whole.

Finally, to ensure direct linkage to business performance and pay, a significant portion of the total compensation opportunity for each of our executives, including the NEOs, is directly dependent on the achievement of pre-established corporate goals — more than 82% for our CEO and more than 68% for our other NEOs.

2017 Say-on-Pay Results

At our 2017 Annual Meeting of Shareholders, we held a shareholder “Say-on-Pay” advisory vote to approve the compensation of our NEOs as disclosed in our Proxy Statement.  Approximately 96% of our shareholders supported and approved our NEO pay.  In 2017, 89.8% of these shareholders approved holding this advisory vote on an annual basis.

The Committee considered these votes as demonstrating strong support for our compensation programs and continued to apply the same effective principles and philosophies that have been applied in prior years when making compensation decisions for 2017.  These principles and philosophies are highlighted above and described more fully below.

2017 Financial Highlights

The Company achieved record net sales, gross profit, adjusted operating profit and Adjusted Diluted EPS.  Compared to 2016, net sales increased 5.2% (at constant currency exchange rates), gross profit grew by 2.3%, and adjusted operating profit margin grew 0.2 margin points to 15.0%.  Full year adjusted diluted earnings per share was $2.78 as compared to $2.18 in the prior year, representing 28% growth.  For AIP purposes, we also excluded an unbudgeted $0.44 per share benefit due to an accounting change for stock-based compensation tax benefits and a $0.01 benefit generated by our unbudgeted share repurchase program. Excluding these items, the adjusted diluted EPS used in our AIP was $2.33 in 2017.  For additional information please see “2017 Performance and Compensation Highlights” on page 3.

Our shareholders also benefitted as we delivered a three-year TSR which placed us in the 84th percentile for the Business Segment Group of companies we use for benchmarking our executive compensation and more than doubled the TSR for the S&P 500 Index.  One-year TSR, however, lagged behind most of our peers and the S&P 500.  Nevertheless, Management remains focused primarily on longer-term goals and performance due to the inherent variability with annual performance.

With regard to our incentive plan targets, our annual plan uses a one-year measurement period and our LTIP uses three-year metrics.  Despite favorable comparisons to our Business Segment Group and the market in general, we fell short of our ambitious growth targets, we paid out at less than 100% for both plans.  The three-year long-term plan paid out at 96.60%, while the short-term annual incentive plan paid at 83.9% for four of our NEOs and 72.6% for Mr. Montecalvo.

However, LTIP recipients benefitted from the 89.3% three-year TSR, including dividend equivalents and a 71.8% stock price increase from $54.14 on February 23, 2015, which was the grant date for executives who were employed at the beginning of the period, to $93.00, the price on the payout date, February 13, 2018.  Our NEOs also shared in this price appreciation with regard to options awarded on that date (or their employment commencement date, if later).

One-Year Comparative TSR	Three-Year Cumulative TSR

Executive Compensation Elements

Compensation Component	Objectives	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market

•   Annual cash compensation that is not at risk

•   Targeted at the 50th percentile of our compensation comparator groups, with variations based on experience, skills and other factors

•   Adjustments considered annually based on level of pay relative to the market, individual and Company performance

Annual Incentive Award

Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives’ interests with those of shareholders by promoting profitable growth

Helps retain executives by providing market-competitive compensation

•   At-risk cash awards based on Adjusted Diluted EPS, Adjusted Revenue and Adjusted OCF for all NEOs, and also Adjusted GP and Proprietary OCF for Mr. Montecalvo

•   Annual award payouts may vary from 0% to 150% of the targeted award

Long-Term Incentive Award (PSUs and Nonqualified Stock Options)

Aligns executives’ interests with those of shareholders by linking compensation with long-term Company performance that benefits our employees and shareholders

Retains and provides incentives to executives through multi-year performance share units (“PSUs”) and stock options

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk taking

•   Performance-based long-term compensation

•   Generally targeted at a level that, when aggregated with AIP and base salary, will provide total direct compensation at the 50th percentile of comparator groups

•   Uses PSUs and stock options to provide rewards for both financial performance and increased stock price

•   PSUs have a three-year performance period; stock options vest in annual increments over a four-year period

•   Shares earned under PSU awards vary from 0% to 200% of targeted award

Retirement Plans and Nonqualified Deferred Compensation Plan	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax-efficient manner

•   Provides a defined-benefit plan that transitioned to a cash-balance plan formula in 2007, which will be frozen in December 2018 and will be replaced with a non-elective defined contribution amount in January 2019

•   Executives may elect to defer up to 100% of their annual cash compensation

2017 Performance-Based Bonuses (Cash)

AIP payouts for all officers, including the NEOs, include measurement against performance for three principal Corporate financial metrics: Adjusted Diluted EPS, Adjusted Revenue and Adjusted OCF.  For Mr. Montecalvo, in addition to these goals which collectively make up 50% of his target bonus, he has targets based on Proprietary GP and Proprietary OCF.  The target bonus is set as a percentage of base salary, which for the NEOs, ranges from 60% to 105%.  2017 AIP target goals were set by the Committee based on the budget approved by the Board and the Committee’s determination that the targets contained sufficient “stretch.”  This analysis is aided by a retrospective review of our performance compared to that of our competitors.  This review is performed annually by the Board’s independent compensation consultant, Pay Governance.

During 2017, we exceeded our target level for Adjusted OCF achieving 104.4% compared to target.  We exceeded the threshold for Adjusted Revenue and Adjusted Diluted EPS, but were below the target level resulting in an overall payout of 83.9% for these Corporate metrics for all NEOs, including Ms. Flynn, though she had different metric weights as discussed below.

As noted above, for Mr. Montecalvo, the Corporate metrics make up 50% of his overall target.  An additional 30% is based upon Proprietary GP and 20% Proprietary OCF, which resulted in a payout of 72.6%.  This payout resulted from above-threshold but below target performance on all metrics except Adjusted OCF, which, as mentioned, exceeded target.

Despite considerable improvement on Adjusted OCF performance, our Adjusted Diluted EPS and Adjusted Revenue performance were less favorable than in 2016.  Overall, this resulted in a lower AIP payout in 2017 versus 2016.  As discussed more fully in our 2017 Annual Report, underperformance in EPS, Revenue and Gross Profit was due to lower than expected sales growth in our Proprietary Products segment as customers continued to work down inventory levels purchased in 2016 as well as higher material, labor and overhead costs.  Additionally, as noted above, TSR underperformed in 2017.

The financial results and consequent lesser payouts demonstrate our pay-for-performance philosophy discussed in the “Compensation Discussion and Analysis” below.  A reconciliation of each of the metrics to the amounts reported under U.S. Generally Accepted Accounting Principles (“GAAP”) is provided under “Financial Measures and Adjustments” on page 58.

2017 AIP Performance Against Corporate Metrics

Threshold, Target and Actual Performance

Corporate Metrics

(Applicable to All NEOs)

Adjusted Diluted EPS	Adjusted Revenue	Adjusted OCF
	(millions)	(millions)

Global Operations Metric

(Applicable to Mr. Montecalvo only)

Proprietary Gross Profit	Proprietary OCF
(millions)	(millions)

2017 Long-Term Incentive Awards (Equity)

Long-term incentive compensation opportunities for our executives, including the NEOs, are entirely equity based.  Executives receive an award of PSUs and time-vested stock options, approximately equal in grant date fair value.  The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data, the executive’s roles and responsibilities, his or her impact on our results, and advancement potential.  PSUs entitle the recipient to receive common shares based on achievement of three-year CAGR and ROIC targets.  The following chart shows the performance against target and threshold for the three-year performance period that ended December 31, 2017.

Performance Against Long-Term Metrics (1) — 2015-2017 Performance Periods

CAGR	ROIC

(1)         Calculated at 2017 budgeted foreign exchange translation rates.

Our Compensation Practices

We continue to incorporate leading practices into our compensation programs:

•                  Our compensation philosophy targets total direct compensation of our NEOs at the 50th percentile of our thoughtfully-selected comparator group companies.

•                  We prohibit our officers and directors from hedging, pledging or engaging in any derivatives trading with respect to our common stock.

•                  Our equity incentive plan prohibits the repricing or exchange of awards without shareholder approval.

•                  Dividend equivalent units are paid on equity awards only if the underlying award is earned and vested.

•                  We conduct realizable-pay analyses on our CEO compensation and review tally sheets to provide additional benchmarking information on executive pay.

•                  We require a “double-trigger” feature and have not provided golden parachute excise tax gross-ups in any CIC agreements offered to executives after 2010.

•                  We require our executive officers to meet share-ownership guidelines, and to take a portion of their bonus in shares until their ownership guidelines are met.  The ownership guideline for our CEO is six times base salary and the guideline for our other officers is two times base salary.

•                  The Committee has engaged an independent outside compensation consultant.  See “Role of the Compensation Consultant and Executives.”

•                  The Committee may cancel or recover any cash- or equity-based incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement.  We intend to seek repayment of any amount determined to have been inappropriately received due to mathematical errors, fraud, misconduct or gross negligence.

•                  We annually review the potential risk associated with our compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis.”  Based on its review and discussions with Management, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee

Douglas A. Michels, Chair
Thomas W. Hofmann
Paolo Pucci
John H. Weiland

Compensation Discussion and Analysis

This section discusses our executive compensation programs for 2017, the compensation decisions made under those programs and the factors that were considered by the Committee in making those decisions.  It focuses on the compensation for each of our NEOs for 2017:

•                  Eric M. Green, President and Chief Executive Officer;

•                  William J. Federici, Senior Vice President, Chief Financial Officer and Treasurer; (1)

•                  Karen A. Flynn, Senior Vice President and Chief Commercial Officer;

•                  George L. Miller, Senior Vice President, General Counsel and Corporate Secretary; and

•                  David A. Montecalvo, Senior Vice President, Global Operations and Supply Chain.

(1)         Mr. Federici was named Treasurer effective January 1, 2017 with the retirement of our previous Treasurer, Michael A. Anderson, on December 31, 2016.  On March 2, 2018, Mr. Federici announced his intention to retire during 2018.

This Compensation Discussion and Analysis is divided into two parts:

Part 1 discusses our 2017 performance, the Committee’s actions in 2017, our compensation practices and the compensation decisions for our NEOs.

Part 2 discusses our compensation framework in more detail, including how we apply our compensation philosophy and determine competitive positioning of our executive compensation and other policies.

Part 1 — 2017 Performance, Compensation Committee Actions, Compensation Practices and Decisions

2017 Performance Overview

Among the accomplishments of our executive team during 2017 were:

•                  Net sales increased by 5.2% (excluding foreign currency effects).

•                  Our 2017 gross profit and consolidated operating profit both increased to record levels.

•                  Full-year Adjusted Diluted EPS was $2.78 as compared to $2.18 in the prior year, representing 28% growth.  For AIP performance measurement purposes, in accordance with the AIP document, the Committee also excluded an unbudgeted $0.44 per share benefit due to an accounting change for stock-based compensation tax benefits and a $0.01 benefit for our unbudgeted share repurchase program.

•                  Contract-Manufactured Products sales increased 12.0% over 2016 on a constant currency basis due primarily to the ramp-up of several new projects in the latter half of 2016.

•                  Opened a new state-of-the-art Research and Development Center in Germany and began moving into our new production facility in Waterford, Ireland, which is scheduled to begin commercial operations in 2018.

•                  Increased quarterly dividend to $0.14 per share.

As discussed in this Proxy Statement, despite these accomplishments, our overall one-year performance during 2017 fell below targeted levels, and payouts under the AIP accordingly were less than 100% of target.  Additionally, our three-year performance was above ROIC target but below our CAGR target, which makes up 50% of our long-term incentive payout, and, therefore, that payout was lower.  Our long-term TSR performance exceeded the average performance of our peer group and the S&P 500.  Our three-year performance exceeded the 84th percentile among our peers while our one-year TSR was less than the median of our peers and the S&P 500.

LTIP participants also share in the stock price increase over the performance period, to the same extent as shareholders.  Therefore, values at the time of payout greatly exceed the original grant date fair values.  These participants also share in the price increase to the same extent as our shareholders, with increasing option values.  We believe both of these features of our long-term incentives reflect our pay-for-performance philosophy and help align management and shareholder objectives. Lastly, annual incentives, which are cash-based, paid out at no more than 83.9% in every case, except Contract-Manufactured Products where business unit revenue and operating profit exceeded targets.

2017 Committee Actions

The Committee regularly evaluates the design and performance of our executive compensation programs to ensure they are operating as intended and consistent with relevant benchmarks and market practices.  The Committee also reviews its compensation philosophy each year.  As a result of these evaluations and reviews, the Committee took the following actions in 2017:

Action	Rationale
Pay-for-Performance Review and Realizable Pay Analysis — Conducted a formal pay-for-performance versus Business Segment Group and realizable pay analysis to ensure alignment with performance.	Provides a complete view of the alignment of compensation and company performance versus our peers and the market.

Performance Goal Difficulty Analysis —Conducted an analysis regarding the difficulty of achievement of performance goals established under the AIP and LTIP.

Provides the Committee with perspective regarding the difficulty of attaining established performance goals, the rigor of the process establishing those goals and the motivational aspects of those awards.

Comparator Groups — Confirmed the criteria for selecting members of the Business Segment and Broad Talent Market Groups. See “Competitive Positioning” below for more information on these groups.	Ensures robust and aligned comparative compensation data for officer positions. The data are used to arrive at coherent and competitive compensation decisions for our CEO and other NEOs.

Annual Incentive Plan Update — Revised Annual Incentive Plan to provide that all metrics, except Adjusted Revenue, were calculated using actual foreign exchange rates instead of budgeted rates.

Further aligns officer’s economic risk with that of shareholders and encourages officers to proactively manage foreign currency risk and network optimization, while continuing to recognize the impact of the global economy on revenue.

Action	Rationale
Revised CIC Agreements — For all CIC agreements entered into after 2010, we revised the agreements to reflect market trends.	Enhancements protect shareholders interests by helping to ensure focus on running the business during periods of uncertainty and creating greater clarity and clarifications for our executives.

Executive Compensation Elements

The following chart summarizes the key features of each element of our executive compensation program: Cash (salary and annual bonus); equity (long-term incentive); retirement, which includes the West Pharmaceutical Services, Inc. Employees’ Retirement Plan (“Retirement Plan”), Supplemental Employee Retirement Plan (“SERP”), 401(k) Plan, and Deferred Compensation for Designated Employees (“Employee Deferred Compensation Plan; and other compensation (perquisites).  Each type is discussed in detail in the remainder of this Compensation Discussion and Analysis, and the accompanying tables.

Element	Type	Key Features
Cash	Salary

• Fixed amount of compensation based on experience, contribution and responsibilities.

• Reviewed annually and adjusted based on market practice, individual performance and contribution, length of service and other internal factors.

Retention Cash

• Attracts and retains top-level talent for our senior positions, when necessary.

• Typically, only used to replace equity or cash compensation foregone from prior employer, facilitating our ability to attract key leadership.

• None granted in 2017.

Annual Incentive Plan

• Performance-based cash awards based on Adjusted Diluted EPS, Adjusted Revenue, Adjusted OCF, Proprietary OCF and Proprietary GP, calculated adjusted for unusual or nonrecurring items.

• Annual awards vary from 0% to 150% of the targeted amount.

[CONTINUED ON NEXT PAGE]

Element	Type	Key Features
Long-Term Incentive Compensation (100% Equity)	Annual PSU Grant (50% of annual grant date fair value)

• PSUs are settled three years from the grant date based on performance over a three-year period.

• PSUs (inclusive of accrued DEUs) are paid in shares of Company common stock and only upon vesting.

• The number of shares (inclusive of accrued DEUs) that may be earned over the performance period is based on achievement against target of two equally weighted measures—CAGR and ROIC—and ranges from 0% to 200% of the target award.

Annual Nonqualified Stock Option Grant (50% of annual grant value)

• Annual awards vest in four equal annual installments and expire 10 years from the grant date.

• Options must be issued at or in excess of the closing price on the grant date.

• DEUs are not provided on options.

Time-Vesting Restricted Stock, RSUs and Retention Options

• Attracts talented executives who are foregoing compensation from prior employer.

• Provides a retention tool for new executives, provides an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase the stock value.

• Granted to Mr. Montecalvo in 2017, and awards granted to existing NEOs continued to vest and serve to attract and retain NEOs hired in 2015 and 2016.

Retirement	Retirement Plan	• Provides retirement income for eligible participants based on years of service and earnings up to U.S. Internal Revenue Code (“Code”) limits.

	SERP	• Provides retirement income, on a nonqualified basis, in excess of Code limits on the same basis as the Retirement Plan.

	401(k) Plan	• Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a matching Company contribution.

	Employee Deferred Compensation Plan	• Extends, on a nonqualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms, and permits deferral of AIP and LTIP awards.

Summary of Key 2017 Compensation Decisions

After a thorough review of our pay practices, including benchmarking our process, the Committee concluded to not make any significant changes to our compensation structure in light of the strong linkage between pay and performance and the Company’s positioning relative to its peers.

The following highlights the Committee’s key NEO compensation decisions for 2017, as reported in the 2017 Summary Compensation Table on page 45.  The decisions were made after considering input from the Committee’s independent compensation consultant, Pay Governance, the CEO (for pay other than his own) and our Chief Human Resources Officer (“CHRO”), Annette F. Favorite.

CEO Compensation

Mr. Green’s 2017 pay elements were evaluated after a review of CEO realizable pay and pay-for-performance materials prepared and distributed by Pay Governance.  The materials examined realizable pay and performance as compared to our peer groups and realized pay (actual compensation received including stock option exercises and stock vesting) versus pay opportunity.  Performance was compared to the Business Segment Group approved in 2016.  The Committee concluded that our aggregate performance and CEO pay were aligned on a one-year and three-year basis.  Our strong stock price growth was another indicator showing strong linkage between pay and performance.

The Committee held an executive session with Pay Governance and Ms. Favorite, during which Mr. Green’s current year performance and objective attainment were reviewed and discussed.  The Committee’s assessment of Mr. Green’s performance was favorable as he had demonstrated progress in attainment of financial, operational, commercial, human resources and  personal goals.

Additionally, the Committee considered, and discussed extensively with Pay Governance, the position of Mr. Green’s compensation in the market.  All of Mr. Green’s compensation elements (salary, short-term incentives and long-term incentives), compared to both our revamped Business Segment and Broad Talent Market Groups were found to be below the 25th percentile, Mr. Green’s base salary and total cash consideration (“TCC”), which is the sum of his base salary and AIP target, were 15% (Business Segment) and 13% (Broad Talent Market) below the 50th percentile.  Additionally, Mr. Green’s Total Direct Compensation (“TDC”), which is the sum of his TCC and long-term incentive opportunity, was approximately 25% to 34% below the median of our comparator groups.

The Committee reaffirmed its goal to pay compensation at the median level and continue to increase Mr. Green’s pay to that level from his 2015 appointment, while continually assessing his performance.  Therefore, based on the Company’s strong performance and Mr. Green’s relatively low pay, the Committee agreed to make a significant increase in his pay for 2017.

Because the Committee strongly believes a significant portion of Mr. Green’s pay should be performance based, and should focus on long-term objectives, the increases to incentive pay were greater than the increase in base salary.  The Committee approved a 9.7% increase in salary from $775,000 to $850,000 and an increase in long-term incentive opportunity from $2,000,000 to $3,000,000, which is a 50% increase.  The Committee also increased his short-term cash incentive opportunity from 100% of base salary to 105% of base salary.  When coupled with his salary increase, the increase in short-term opportunity was 15.2%.  The larger increase for incentives will drive a healthy pay mix weighted towards long-term goals, which most closely aligns with our shareholders and locks in his commitment to growing shareholder value.

Based on Pay Governance data, these changes will bring Mr. Green’s TDC and TCC between the 25th and 50th percentile of both of our comparator groups.

Compensation of Other NEOs

The Committee approved salaries and set incentive-compensation targets of the other NEOs taking into account the CEO’s and CHRO’s recommendations, the advice of Pay Governance, comparator group data, relative duties and responsibilities, advancement potential and impact on our financial and strategic performance.

Upon reviewing the data, Mr. Federici was close to the 50th percentile of both comparator groups from a TCC (8 to 14% above) and TDC (ranging from 1% above to 12% below) perspective.  Given our strong performance and Mr. Federici’s long-service as a high performing CFO, these findings were consistent with the Committee’s expectations.  Therefore, the Committee approved a 3% increase in base salary and no changes to short-term or long-term incentives which were both increased in 2016.

With regard to Ms. Flynn, Management discussed with the Committee her superior performance during the transition of the Company from a product-led organization to a market-led organization.  Based on her long track record of success, her sponsorship of several important initiatives and her compensation’s position in the market, the Committee agreed with Management’s recommendation and approved a 6.7% increase in base salary.  Her pay mix was deemed to be appropriate and competitive and, therefore, was not adjusted.  However, the Committee approved an additional one-time $300,000 increase in her long-term incentive grant date fair value from $700,000 to $1,000,000 for her 2017 award.  The additional long-term incentive opportunity is subject to the same terms and conditions that apply to the annual LTIP awards.

Mr. Miller’s pay was assessed against both our Business Segment and Broad Talent Market Group.  His TCC was found to be close to the market median (6 to 9%) and TDC was slightly above the median (13 to 21%).  Mr. Miller did not receive an increase in May 2016 given his hiring occurred in November 2015.  In recognition of his efforts, experience as a legal executive, and importance in leading the Company into the future, the Committee approved a 3.8% increase in base salary, with no changes to his incentive opportunities, which were found to be appropriate.

Mr. Montecalvo was hired in September 2016 and his pay had been benchmarked on his experience and in a manner consistent with our internal pay structure.  Since his hiring, he took on additional responsibilities for the Supply Chain function and his efforts to reduce costs had already seen progress.  Rather than wait until May 2018 for an increase, the Committee approved a 3% increase in his base salary for 2017.  In accordance with his offer, his LTIP target increased from $300,000 to $400,000 to reflect that he will be present for the entire performance period.

2017 Continuing NEO Base Salaries, Annual Incentive Plan Target,

Long-Term Grant Date Fair Value and Incentive Compensation (1)

Name	Salary as of 1/1/17	Salary as of 12/31/17 (1)	% Increase	AIP Target % of Salary	Approved Long -Term Grant Date Fair Value(2)		Total Direct Compensation(4)	TDC Percentile (5)
Eric M. Green	$775,000	$850,000	9.7%	105%	$3,000,000		4,742,500	27%
William J. Federici	525,000	541,000	3.0%	75%	700,000		1,646,000	25%
Karen A. Flynn	420,768	480,000	6.7%	70%	1,000,000	(3)	1,816,000	65%
George L. Miller	400,000	415,000	3.8%	65%	600,000		1,284,750	61%
David A. Montecalvo	370,000	381,000	3.0%	60%	400,000		1,009,600	57%

(1)         All NEO salary increases for incumbents were effective May 2017.

(2)         These are approved target values.  Actual award values vary due to rounding and share price.

(3)         Includes one-time additional increase of $300,000.

(4)         TDC is base salary plus annual bonus target plus long-term value.

(5)         Both Broad Talent Market and Business Segment Group data are reviewed for all executives, where available.  For purposes of this chart, percentages are estimates based on the Business Segment Group for Mr. Green and Mr. Federici.  For all other NEOs the TDC percentile is based upon the Broad Talent Market Group.

Pay Mix

Our compensation philosophy is to put the greatest emphasis on creating long-term shareholder value and variable pay.  Therefore, the largest percentage of an NEO’s pay is awarded under our LTIP (split equally between options and performance shares).  During 2016, 56% of Mr. Green’s TDC was based on long-term goals and 78% of his TDC was variable.  In 2017, the Committee substantially increased the portion of Mr. Green’s TDC that is based on long-term goals to 63% and the variable portion was increased to 82%.  For our other executives, approximately 47% of their TDC is based upon long-term awards and 68% is variable, which is slightly higher than in 2016.  Consistent with market practices, a larger portion of their pay mix is salary, but it is still less than one-third of their TDC.

Our Annual Incentive Compensation Program

Plan Criteria and Rationale

The annual incentives for all AIP participants are based, at least in part, on our financial performance as a whole measured by Adjusted Diluted EPS, Adjusted Revenue and Adjusted OCF. Mr. Montecalvo has two additional metrics based on Proprietary OCF and Proprietary GP.

In 2017, as in past years, the Committee evaluated and decided upon the appropriate AIP financial measures using the following principles:

•       Metrics must support achievement of an annual Board-approved operating plan;

•       Metrics must support profitable growth while preserving cash for longer-term investment;

•       Metrics must provide a clear line of sight—i.e., that are clearly understood and can be affected by the performance of our executives and employees; and

•       Metrics should be consistent with market practice and used within our comparator groups.

Following this review, the Committee concluded that the continued use of the AIP financial measures supports the foregoing principles for the following reasons:

•      EPS is a comprehensive measure of income and provides an emphasis on profitable growth while focusing managers on expense control.

•      Consolidated revenue provides a clear line of sight target for all members of our executive officer team as we strive to grow our sales to meet increasing demand for our products, particularly high-value products.

•      OCF provides a focus on generating cash in the short term to fund operations, research and capital projects and focuses managers on expense control.

•      For Mr. Montecalvo, who is responsible for Global Operations and Supply Chain, we increased the focus on items under his direct control, with a particular focus on controlling costs.  We also excluded the impact of our Contract-Manufactured Products business unit, which was separately managed in 2017.  The rationale for his additional metrics are:

•                  Proprietary OCF is based solely on the cash generated with respect to our

Proprietary Products (exclusive of Contract-Manufactured Products) and encourages expense control.

•      Proprietary GP creates a greater incentive for operations to reduce costs related to our high value proprietary products, which fuel our profitable growth.

Our AIP targets for NEOs are global, rather than regional, reflecting the growing globalization of our business and the expectations of our customers that the Company acts as a single enterprise.  With respect to Global Operations, this structure was recently consolidated under Mr. Montecalvo, and we expect to make further changes to drive network optimization which will be reflected in our 2018 AIP metrics.

Target Setting

The target annual incentive awards for our NEOs are set as a percentage of base salary.  Target awards are reviewed annually to ensure alignment with our compensation philosophy to target each compensation element and total direct compensation at the market median.

Variances from this goal are based on an evaluation of competitive market data, internal equity considerations among the CEO’s direct reports and individual performance evaluations.

For 2017, target annual incentive opportunities for the NEOs ranged from 60% to 105% of their year-end base salary rate.  Our payout curve is structured to reflect our philosophy that Management should be rewarded for exceeding goals and with diminished payouts, ultimately to zero, when targets are missed.

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart:

Achievement %	Payout factor
<85%	0.0%
85%	50.0%
95%	83.3%
100%	100.0%
105%	116.7%
110%	133.3%
>115%	150.0%

Achievement between the threshold and maximum levels is straight-line interpolated.

Financial Results for AIP Purposes

The Committee set the AIP performance targets based on its evaluation of the 2017 business operating plan and its assessment that the targets contained a sufficient degree of “stretch.”  Our 2017 actual performance level for all Corporate metrics was 92.1% or greater.  Given Ms. Flynn’s position as commercial leader and her responsibilities for Contract-Manufactured Products, her goals were more heavily weighted on Corporate revenue, but the 2017 payout was coincidentally identical.  Payouts were 83.9% for Mr. Green, Mr. Federici, Ms. Flynn and Mr. Miller.  In addition to the Corporate metrics, Mr. Montecalvo, also has performance goals related to cost control.  These metrics performed at achievement levels of 89.1% and 87.3% respectively for Proprietary GP and Proprietary OCF.  Therefore, his payout was at 72.6%.  This demonstrates our focus and structured link between business alignment, pay and short-term performance.

2017 AIP Corporate

Performance Metrics, Weight, Achievement and Payout Percentages

(all Dollar amounts in Millions except EPS)

	Metric Weight			Financial Objectives
Performance Metric (1)	Green, Federici, & Miller	Flynn	Montecalvo	Threshold	Target	Maximum	Results	Achievement % of Target	Payout Percentage
Adj. Diluted EPS (2)	60%	45%	30%	$2.15	$2.53	$2.91	$2.33	92.1%	73.6%
Adj. Revenue (3)	20%	40%	10%	$1,384.1	$1,628.3	$1,872.5	$1,550.4	95.2%	84.0%
Adj. OCF (4)	20%	15%	10%	$216.7	$254.9	$293.1	$266.1	104.4%	114.7%
Proprietary OCF (4)	—	—	20%	$289.3	$340.3	$391.3	$296.9	87.3%	57.7%
Proprietary GP (5)	—	—	30%	$428.5	$504.1	$579.7	$449.0	89.1%	63.7%

(1)        Adjusted measures differ from the comparable U.S. GAAP measures. See “Financial Measures and Adjustments” on page 58 for a reconciliation of the comparable U.S. GAAP financial measures to the adjusted measures for AIP purposes.

(2)        Adjusted Diluted EPS is based on actual foreign exchange rates and excludes restructuring and certain nonrecurring items.

(3)        Adjusted Revenue is based on budgeted foreign exchange rates.

(4)        Adjusted OCF and Proprietary OCF is based on actual foreign exchange rates and excludes certain nonrecurring items.  Additionally, the Adjusted OCF reflects a reduction of $0.3 million that resulted from a tax rate change that occurred after the Committee approved AIP payouts.  This change was determined to have an immaterial impact on the payouts.  Proprietary OCF does not include OCF from Contract-Manufactured Products.

(5)        Proprietary GP is based on actual foreign exchange rates and excludes certain nonrecurring items.

2017 AIP Threshold, Target, Maximum and Actual Payouts and Achievement

Name	2017 Target Award (% of Base Salary)	2017 Threshold Award (50% of Target Award)	2017 Target Award (100% of Target Award)	2017 Maximum Award (150% of Target Award)	2017 Actual Award	Actual Achievement % of Target
Eric M. Green	105%	$446,250	$892,500	$1,338,750	$748,808	83.9
William J. Federici	75%	202,875	405,750	608,625	340,424	83.9
Karen A. Flynn	70%	168,000	336,000	504,000	281,904	83.9
George L. Miller	65%	134,875	269,750	404,625	226,320	83.9
David A. Montecalvo	60%	114,600	229,200	343,800	166,399	72.6

Our Long-Term Equity Incentive Program

Plan Criteria and Rationale

Long-term compensation for all our executives, including our NEOs, is entirely equity based.  Our long-term awards are structured to align our executives’ interests with those of our shareholders and to emphasize the Committee’s expectation that our executive officers should focus their efforts on growing our business while carefully managing capital.

To help further these objectives, we use CAGR and ROIC as the performance measures for determining PSU payouts.  Each metric is weighted equally because we believe CAGR and ROIC are equally important in creating shareholder value.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders because options deliver value to the executive only when and to the extent that share price exceeds the exercise price of the option.  Therefore, options provide a strong performance-based link between shareholder value and executive pay.

Performance Share Units

The number of shares that may be earned under the PSUs is based on achievement of CAGR and ROIC targets.  Each PSU award agreement contains a target payout for the recipient.  The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric times the weighting for that performance metric.

Target PSUs (i.e., number of shares to be earned if performance equals 100% target)	x	Payout Factor (based on achievement against CAGR and ROIC targets)	x	Weighting (50% for each metric)	=	Number of Shares Earned

2017 Long-Term Equity Awards

In 2017, LTIP participants, including our NEOs, received a grant of PSUs and a grant of nonqualified stock options.  The total expected grant date fair value was divided equally between the two forms of awards. Expected grant date fair value is the target opportunity valued as the accounting fair value. Actual or realized value of these awards in future years can and will vary from this target opportunity based on share price, ROIC and CAGR performance over time.

The total award value of each NEO was targeted to the market median as represented by comparator group data, as well as relative duties and responsibilities, advancement potential, and each NEO’s impact on our financial results.

The 2017 LTIP grant date fair values are shown in the following table.  The 2017-19 PSU threshold, target and maximum CAGR and ROIC goals immediately follow that table.

2017 Long-Term Equity Award Grant Date Fair Value

Name	PSUs (1) ($)	Stock Options (2) ($)	Total Award Value ($)
Eric M. Green	1,500,039	1,500,071	3,000,110
William J. Federici	349,990	350,045	700,035
Karen A. Flynn	500,069	499,952	1,000,021
George L. Miller	299,991	300,029	600,020
David A. Montecalvo	200,078	199,923	400,001

(1)         The grant date fair value of PSUs is based on a grant date fair value of $83.47 per share on February 21, 2017 with respect to all NEOs.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2017 Annual Report.

(2)         The grant date fair value of options is based on a grant date fair value of $17.94 per share on February 21, 2017 with respect to all NEOs.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2017 Annual Report.

2017-19 Performance Period PSU Award Performance Goals

Metric	Threshold	Target	Maximum
ROIC	9.38%	13.40%	20.10%
CAGR	5.67%	8.10%	12.15%

Equity Award Grant Practices

Under the Committee’s equity-based awards policy and procedures, equity awards to NEOs normally are made once per year at the Committee’s meeting in February.  The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).  The Committee updated this policy in 2017 to provide that employee interim awards be made on a quarterly basis to reduce the risk of awards being made when material, non-public information is available.

The policy also delegates authority to a Management committee to make a limited number of grants to Management below the officer level in connection with the hiring or promotion of employees or for retention purposes, which may occur throughout the year.  The 2017 changes to the equity grant policy also clarified the award procedures by this committee.

2017 PSU Payouts

The following tables show the performance against targets for the three-year PSU performance period ending December 31, 2017, and the actual award values for each eligible NEO.  Though Mr. Green and Mr. Miller were not employed by us at the beginning of the performance period, they received reduced PSU awards for that period based on their hire dates in 2015, as discussed in our previous proxy statements.  Mr. Montecalvo was hired in September 2016 and did not receive an award with respect to the 2015-17 period.

During the three-year period from 2015-2017, our performance as measured by CAGR did not meet our stretch goals but our ROIC performance exceeded these goals.  In the aggregate, the payouts under our long-term plan were slightly less than target at 96.60%. Additionally, participants shared in 96.60% of the dividend equivalents earned with respect to their PSU awards during the period they were outstanding.

However, participants in the long-term plan have shared in the appreciation of our stock price to the same extent as our shareholders over the period and the paid-out values exceed the original grant date fair value.

Full-term participants received a payout of approximately 164% of the original grant date fair value.  This is consistent with our pay-for-performance philosophy as our performance as measured by TSR has been outstanding compared to our Business Segment Group peers over the three-year period with a percentile ranking of 84th.  Additionally, our TSR has outpaced the S&P 500 Index for the same three-year period as noted above.

2015 — 2017 PSU Performance Period Performance/Payout Results

Metric	Threshold	Target	Maximum	Result	Performance as % of Target	Payout Factor	Weighting	Payout as % of Target
ROIC	7.70%	11.00%	16.50%	11.64%	105.8%	111.64%	50%	55.82%
CAGR	5.53%	7.90%	11.85%	7.03%	89.0%	81.57%	50%	40.78%
					Final Payout Result as a % of Target:			96.60%

2015 — 2017 PSU Performance Period Award Payouts by NEO

Name	Target Award at Grant (1) (#)	Target Award Value at Grant (1) ($)	Actual Award Shares (#)	Actual Award Value (2) ($)
Eric. M. Green	14,813	849,570	14,569	1,354,917
William J. Federici	6,465	350,015	6,372	592,596
Karen A. Flynn	5,541	299,990	5,461	507,873
George L. Miller	3,210	199,983	3,145	292,485

(1)         Target award is based on achievement of 100% of performance metrics and target value is calculated by multiplying the target award by the closing price of our common stock on the award grant dates for each officer.

(2)         Actual award value using $93.00 per share — the closing price of our common stock on February 13, 2018, the award payout date and includes dividend equivalents accrued with respect to the award, which are paid at the same performance level as the underlying PSU awarded.

Part 2 — Compensation Framework

Compensation Philosophy and Objectives

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and long-term success.  This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value.  To reach these goals, we have adopted the following program objectives:

•                  Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial performance goals.

•                  Support achievement of both operating performance and strategic objectives.

•                  Link Management compensation with the interests of shareholders.

•                  Be fair and market-competitive to assure access to needed talent and encourage retention.

•                  Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

•                  Design compensation incentive programs that promote a sensible risk/reward balance, and that do not encourage unnecessary or unreasonable risk-taking.

•                  Use perquisites sparingly, which has led to the reduction of available perquisites.  The only perquisite available to executives in 2017 was relocation benefits, which generally are available to salaried employees on similar terms.

Competitive Positioning

In support of our compensation philosophy, we target the median compensation values of two compensation comparator groups, which we refer to as the “Business Segment Group” and the “Broad Talent Market Group.”  Data from both the Business Segment Group (where sufficient data are available) and Broad Talent Market Group are used to determine competitive pay practices for all our executive officers in a balanced manner.  Data from the Business Segment Group are used to review compensation design details and make CEO pay-for-performance comparisons.

The Business Segment Group is composed of public companies with operational and customer characteristics similar to our own business operations.  These companies are initially identified by Pay Governance and then approved by the

Committee with input by Management based on the following criteria: (1) size (approximately one-half to two times our annual revenues); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

•                  global footprint with multi-plant manufacturing capabilities,

•                  similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile; and

•                  similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements).

The Broad Talent Market Group is a larger and broader sampling of size-appropriate companies that participate in the Willis Towers Watson annual executive compensation database. Unlike the Business Segment Group, the Compensation Committee does not select individual members of the Broad Talent Market Group.  Rather, the Committee evaluates and selects objective criteria and relies upon the companies that participate in the Willis Towers Watson survey, which change annually.  Therefore, the individual companies comprising the survey data are not considered by the Committee, and the Committee does not consider the identity of these companies to be material.

Companies within the Broad Talent Market Group have annual revenues between 500 million and four billion U.S. Dollars and operate in industries that are similar, but not identical to our own industry.  Industries included are: Chemicals and Gases; Electrical and Scientific Equipment and Components; Medical Supplies and Equipment; Pharmaceutical and Biotechnology.

Generally, the Broad Talent Market Group approximates the markets in which we compete for talent or where the talent available would have similar characteristics to our own.  This group provides us with an additional consistent set of market data for all our executive positions, representing a sample of companies with which we broadly compete for talent.  It is an additional comparator group for our CEO and CFO and, generally, the main comparator group for our other officer positions.  The companies in the Broad Talent Market Group can change each year based on survey participation, and, if the Compensation Committee deems necessary, due to changes in the applicable criteria.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria; there is no company that matches ours completely.  We believe that using a balance of business and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and reasonably represents our labor market for executive talent.

This multi-group, talent and business-oriented approach has met our historic needs and provides a broad context for evaluating compensation levels and practices.  The Committee annually evaluates and, when it deems appropriate, updates the composition of both comparator groups to ensure the representative companies reflect (1) our changing enterprise strategy, (2) the markets in which we compete for business, including emerging or more technical markets, (3) the areas in which we compete for talent and the characteristics we expect from the talent we are seeking as we build a more robust market-led organization, and (4) our increasing size, complexity and the globalization and harmonization of our business processes.

We last updated our comparator groups in 2016 resulting in the inclusion of Catalent, Inc., Halyard Health, Inc. and Teleflex Incorporated in the Business Segment Group for setting of compensation and pay-for-performance practices after October 2016.  No changes were made in 2017.

Below is a chart that lists each company included in the Business Segment Group and some key data the Committee considered in making the selection for inclusion.  The data below are from recently available public filings with respect to each company.  All amounts in U.S. Dollars are in millions.

Business Segment Group

Company (Ticker)	Industry	FY 2016 Revenue	% of Non-U.S. Revenue	Market Capitalization
Aptar Group, Inc (ATR)	Materials	$2,331	73%	$5,385
C.R. Bard, Inc (BCR)*	Healthcare Equipment and Services	$3,714	31%	$22,667
Catalent, Inc. (CTLT)	Pharmaceuticals	$1,848	54%	$4,546
CONMED Corporation (CNMD)	Healthcare Equipment and Services	$764	37%	$1,447
The Cooper Companies Inc. (COO)	Healthcare Equipment and Services	$1,967	42%	$10,756
DENTSPLY SIRONA Inc (XRAY)	Healthcare Equipment and Services	$3,745	63%	$14,684
Edwards Lifesciences Corp (EW)	Healthcare Equipment and Services	$2,964	45%	$24,627
Gerresheimer AG (ETR: GXI)	Pharmaceuticals, Biotechnology and Life Sciences	$1,454	74%	$2,685
Haemonetics Corporation (HAE)	Healthcare Equipment and Services	$909	43%	$2,201
Halyard Health, Inc. (HYH)	Healthcare Equipment and Services	$1,592	25%	$1,725
IDEXX Laboratories (IDXX)	Healthcare Equipment and Services	$1,775	20%	$14,827
Integer Holdings Corporation (ITGR)	Healthcare Equipment and Services	$1,387	42%	$1,302
Invacare Corporation (IVC)	Healthcare Equipment and Services	$1,047	56%	$470
ResMed, Inc (RMD)	Healthcare Equipment and Services	$1,839	0%	$10,197
Steris Plc (STE)	Healthcare Equipment and Services	$2,233	26%	$6,739
Teleflex Inc (TFX)	Healthcare Equipment and Services	$1,868	45%	$9,182
Varian Medical Systems, Inc (VAR)	Healthcare Equipment and Services	$3,218	51%	$9,249

WEST	Healthcare Equipment and Services	$1,509	54%	$7,274

*C.R. Bard was acquired by Becton, Dickinson and Company December 2017.

Setting Targets and Performance Goals

The Committee annually reviews the total compensation of each executive officer—i.e., cash compensation (salary and target annual incentive opportunity) and long-term equity compensation (target long-term equity value).

The Committee, with input from its independent compensation consultant, then sets the executive’s compensation target for the current year.  Adjustments may be made to short- or long-term incentive award opportunities.  Salary adjustments, if any, have typically become effective annually in May or upon a promotion.  The compensation decision for the CEO is reviewed with and ratified by the independent directors in executive session.

In making its decisions, the Committee uses several resources and tools, including competitive market information, compensation trends within the comparator groups, realizable pay versus performance and the larger executive compensation environment.

The Committee also reviews “tally sheets” for each of our executive officers as one of the tools to help assess the alignment of their pay with our performance and compensation philosophy.  The tally sheets include salary, equity and non-equity incentive compensation, perquisites and the value of compensation that would be paid in various termination scenarios.  The tally sheets help the Committee understand the different components of our compensation programs and the interrelationship of these amounts.

For 2017, the Committee set target levels for the financial objectives used in the AIP and for PSU awards and concluded that there was an appropriate correlation between payout (at target, threshold and maximum) and target performance levels in light of the business environment and risks associated with achieving our five-year strategic plan.  Additionally, in recognition of our shift from a product-led organization to a market-led organization beginning in 2016, the growth rates and profit margins were calibrated against the projected growth rates in the budget for our three market units (Biologics, Generics, and Pharma) to the global pharmaceutical injectable drug unit data from health service data company, IQVIA (formerly Quintiles/IMS).  The targets selected by the Committee exceeded this average growth data by more than 200%.

During 2017, the Committee again conducted a retrospective look at the difficulty of attaining the performance goals established under the long-term and short-term incentive plans.  This analysis concluded that the goals were very challenging versus our Business Segment Group and the historic payouts demonstrated a robust qualitative goal-setting process, which has resulted in a strong pay-for-performance link.

Realizable Pay Analysis

The Committee works with Pay Governance to review realizable pay granted to the CEO.  Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year.  It takes a retrospective look at pay versus performance.  The analysis showed that there was a high correlation between the realizable pay earned by our CEO and the Company’s performance as measured by TSR, CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Group.  The Committee determined this analysis confirmed its pay-for-performance philosophy.

Evaluating Individual Performance

The Committee uses its judgment in making decisions about individual compensation elements and total compensation for our NEOs, with a focus on individual performance and competitive market data.  The Committee also considers each NEO’s performance against his or her individual performance objectives, as well as the Company’s overall financial performance and the financial performance of the function or areas of operational responsibility for each NEO.

Post-Employment Compensation Arrangements

During 2017, all NEOs participated in our defined benefit and defined contribution retirement programs for U.S.-based employees.  In addition to the standard benefits available to all eligible U.S.-based employees, we maintain nonqualified retirement plans in which these executives participate.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits.  The nonqualified retirement plans offered by the Company provide benefits to key salaried employees, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

We also provide our NEOs with benefits upon termination in various circumstances, as described under “Estimated Payments Following Termination” and “Payments on Termination in Connection with a Change-in-Control” sections below.

We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a CIC and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction.

Beginning with agreements entered into after 2010, the Company eliminated excise tax gross-ups and single-triggers under these types of agreements.  Therefore, only Mr. Federici’s pre-2010 agreement includes an excise tax gross-up and permits payment in the event of voluntary termination without good reason.  All other agreements include a cutback in payments and benefits if the NEO would be in a more favorable after-tax position and no benefits upon a voluntary resignation that is not due to “good reason.”

In 2017, the Compensation Committee, the Nominating and Corporate Governance Committee, Management and Pay Governance, collectively reviewed our standard CIC Agreements, to make sure that the agreements were sufficiently clear and gave appropriate incentives for officers to focus on the business during a potential period of transition and uncertainty.

The revised CIC agreements, include the following changes: (1) a new definition of “Cause” that will not result in the payment of severance benefits following a termination, (2) clarifications to the definition of “Good Reason” that would result in severance benefits being provided following a CIC, (3) the bonus used to calculate severance will be based upon target instead of the prior three years’ payouts, (4) clarifications regarding payment of incentive compensation and performance-based equity awards, (5) removal of an offset for retirement benefit value, and (6) reduction of the provision of benefits from 36 months to 24 months.  Furthermore, in conjunction with these changes, the noncompete associated with a termination following a CIC was extended from one year to two years and a requirement was added to execute a release in favor of the Company.

Mr. Green has a separate employment agreement that contains many similar provisions to the CIC, but also includes other terms and conditions that result from negotiation and tradeoffs relating to compensation and termination.  Based on these factors and the fact that Mr. Green’s contract term is subject to renewal in 2018 and again 2020, the Committee did not revise his agreement, but will continue to review.

Additionally, given the benefits provided to Mr. Federici under his pre-2010 agreement and applicable tax law, the Committee similarly determined that it was in the Company’s best interests not to revise his CIC Agreement.

The terms and conditions of all these agreements are described in more detail below.

Other Compensation Policies

Retention Cash

Occasionally, the Committee pays signing and retention bonuses in cash.   These bonuses may have repayment obligations.  The primary purpose of these payments is to replace equity or cash payments granted by a new officer’s former employer and to serve as a retention mechanism for new officers.

Share-Ownership Requirements

Share-ownership goals further align an executive’s interests with those of our shareholders and encourage a long-term focus.  Within five years of attaining their position, all executive officers must acquire shares of common stock with a value equal to designated multiples of their base salary.  The Committee established a goal of six-times base salary for the CEO and two-times base salary for all other executive officers.

Until the share ownership goals are reached, executives are required to receive 25% of their annual bonus in shares.  All NEOs currently meet or exceed the stock ownership guidelines except Mr. Green, Mr. Miller and Mr. Montecalvo.  These three NEOs each have several more years to reach the required minimum holding requirement.  Therefore, until the goals are met, at least 25% of their bonuses will be paid in stock.

We have benchmarked our share ownership requirements against the companies in our Business Segment Group.  Our requirements are generally at least as robust as those of our peers.

Policy on Hedging and Pledging

We prohibit directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership.  We also prohibit directors, NEOs and other senior employees from engaging in pledging, short sales or other short-position transactions in our common stock.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried employees.  We believe these benefits are reasonable and competitive so that we may attract and retain talented employees.  In total, these benefits represent a small percentage of each NEO’s overall compensation, and the Committee has reduced or eliminated in recent years many of the benefits that are not provided to our employees more broadly.

We provide a relocation benefit to all our salaried employees who relocate at the request of the Company.  This benefit is intended to attract and retain employees by providing them with assistance during the moving process.

Risk Considerations in Our Compensation Programs

The Committee has reviewed our compensation policies and practices for our officers and employees and concluded that any risks arising from these policies and programs are not reasonably likely to have a material adverse effect on the Company.  The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants.  By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our employees.

Role of Consultant and Management in Setting Compensation

The Committee approves all compensation decisions for our NEOs, including CEO compensation after the Committee consults with all independent directors in executive session.

The Committee has engaged Pay Governance as its independent consultant to assist the Committee in evaluating our executive compensation. During 2017, Pay Governance performed the following tasks for the Committee:

•      Prepared competitive market data for the compensation of the executive officer group and provided input to the Committee regarding officer pay recommendations (including the CEO);

•      Prepared analysis of existing compensation and recommendations related to the compensation to be paid to executive officers hired in 2017;

•      Assessed performance goal and metrics difficulty;

•      Reviewed share utilization, dilution and overhang issues;

•      Updated the Committee on executive compensation trends and regulatory developments;

•      Prepared a realizable pay analysis for the CEO;

•      Assisted with the Company’s review of our comparator groups; and

•      Provided input on compensation program design, tally sheets and philosophy and incentive-pay mix.

The consultant provides no services to us other than advice to the Committee on executive compensation matters and to our Nominating and Corporate Governance Committee on director compensation and change-in-control matters.  The Compensation Committee determined Pay Governance to be independent from the Company under the NYSE and SEC regulations.

Our CEO and CHRO annually review the performance of each executive officer.  They then recommend annual merit salary adjustments and any changes in annual or long-term incentive opportunities or payouts for these officers.  The Committee considers Management’s recommendations in addition to data and recommendations presented by Pay Governance.

The CEO and other members of Management also work with the Committee and its consultant in determining the companies to be included in the Broad Talent Market and Business Segment Groups.

Impact of Tax and Accounting Treatment

The Compensation Committee selects compensation vehicles that will, in its view, create the best link between pay and performance.  Generally, the accounting and tax treatments of executive compensation has not been a significant factor in the Compensation Committee’s decisions regarding the amounts or types of compensation paid.  Our programs have been designed, where appropriate and consistent with our compensatory goals to maximize deductibility under applicable tax law.  The Committee also considers the impact of changes to accounting regulations and tax law, such as the Tax Cuts and Jobs Act of 2017, when reviewing elements of compensation, including equity and other performance-based awards.

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2017.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1) ($)	All Other Compensation ($)	Total ($)
Eric M. Green (2) President & Chief Executive Officer	2017 2016 2015	824,038 749,039 473,846	— — 616,667	1,526,814 1,026,285 3,174,950	1,500,071 1,000,020 3,175,106	748,808 738,575 614,259	95,660 70,066 42,927	61,172 64,142 267,697	4,756,563 3,648,127 8,365,452
William J. Federici Sr. VP, Chief Financial Officer & Treasurer	2017 2016 2015	535,462 517,264 515,483	— — —	349,990 350,027 350,015	350,045 350,005 350,006	340,424 375,244 447,210	270,150 249,457 119,960	31,333 21,616 24,388	1,877,404 1,863,613 1,807,062
Karen A. Flynn Sr. VP & Chief Commercial Officer	2017 2016 2015	469,615 439,881 425,526	— — —	500,069 350,027 312,512	499,952 350,005 326,744	281,904 309,960 359,630	112,801 91,642 19,334	38,306 27,162 33,191	1,902,647 1,568,677 1,476,937
George L. Miller (3) Sr. VP, General Counsel & Corporate Secretary	2017 2016 2015	409,808 400,000 41,538	— — 66,667	356,496 299,989 700,065	300,029 300,011 299,988	226,320 247,780 —	47,280 27,468 2,769	27,753 239,945 13,403	1,367,686 1,515,193 1,124,430
David A. Montecalvo Sr. VP, Global Operations & Supply Chain	2017	377,846	—	202,251	199,923	166,399	27,403	140,522	1,114,344

(1)             These amounts are an estimate of the increase in actuarial present value of our NEOs’ age-65 accrued benefit under our retirement plans for 2017.  Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement.  Assumptions underlying the estimates are described under the 2017 Pension Benefits Table.

(2)             2015 reflects partial year of compensation based on Mr. Green’s hire date of April 24, 2015.

(3)             2015 reflects partial year of compensation based on Mr. Miller’s hire date of November 19, 2015.

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2015-2017

	2017		2016		2015
	PSU Awards	Incentive Shares	PSU Awards	Incentive Shares	PSU Awards	Incentive Shares	Restricted Stock
Name	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	1,500,039	26,774	999,984	26,301	1,424,918	—	1,750,032
William J. Federici	349,990	—	350,027	—	350,015	—	—
Karen A. Flynn	500,069	—	350,027	—	299,990	12,522	—
George L. Miller	299,991	56,505	299,989	—	300,037	—	400,028
David A. Montecalvo	200,078	2,173	—	—	—	—	—

PSU and Incentive Share terms and conditions are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Each share is valued as of the grant date.  The table below shows the maximum payout for PSU awards made in 2017, 2016 and 2015.

Stock Awards PSU Grant Date Maximum Value 2015-2017

	2017	2016	2015
Name	($)	($)	($)
Eric M. Green	3,000,078	1,999,968	2,849,836
William J. Federici	699,979	700,010	700,030
Karen A. Flynn	1,000,138	700,010	599,980
George L. Miller	599,982	599,978	600,074
David A. Montecalvo	400,155	—	—

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718.  We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

	February 21, 2017	September 26, 2016	February 23, 2016	November 19, 2015	October 20, 2015	April 24, 2015	February 23, 2015

Expected Life (Years)	5.9	5.9	5.9	5.8	5.8	5.8	5.8
Risk-Free Interest Rate	2.05%	1.25%	1.35%	1.79%	1.54%	1.46%	1.66%
Dividend Yield	0.72%	0.70%	0.94%	0.88%	0.97%	0.92%	0.96%
Expected Volatility	19.9%	19.6%	20.4%	20.3%	20.1%	19.2%	19.1%
Black-Scholes Value	$17.94	$13.89	$11.53	$12.72	$10.70	$10.65	$10.19
Recipients	All	Montecalvo	Green Federici Flynn Miller	Miller	Flynn	Green	Federici Flynn

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 12 to the consolidated financial statements included in our 2017 Annual Report.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2017 performance.  AIP awards are paid in cash, except participants may elect to have up to 100% paid in Company common stock on a pre-tax or after-tax basis.

Mr. Federici and Ms. Flynn each elected to have their awards paid in cash.

Mr. Green elected to receive 25% of his after-tax bonus award in stock.  This resulted in a grant of 1,137 shares of stock, with a grant-date fair value of $105,741 based on a per-share grant price of $93.00 on February 13, 2018.  Mr. Green also received a grant of 284 shares of restricted incentive shares, with a grant date fair value of $26,412.

Mr. Miller elected to defer 100% of his total award to our Employee Deferred Compensation Plan and have it deemed invested in stock with a 25% matching contribution in restricted incentive stock units.  This election resulted in a grant of 2,228 stock units to Mr. Miller, with a total grant date fair value of $207,204.  Mr. Miller was also credited with 557 restricted incentive stock units with a grant date fair value of $51,801.

Mr. Montecalvo elected to receive 25% of his after-tax bonus award in stock.  This resulted in a grant of 309 shares of stock, with a grant-date fair value of $28,737.  Mr. Montecalvo also received a grant of 77 shares of restricted incentive shares, with a grant date fair value of $7,161.

The values of these shares are not included in this column, but will be included in our 2019 Proxy Statement in the “Stock Awards” column, and, if deferred, will also be reflected in next year’s “Nonqualified Deferred Compensation Table.”

All Other Compensation

The amounts in the “All Other Compensation” column consist of: (1) for all NEOs, the total of the Company matching contributions made in 2017 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan; (2) Company-paid life insurance premiums; (3) DEUs credited in 2017 on unearned PSUs (assuming a 100% performance level) and unvested time-vesting restricted stock or RSUs, whether or not those awards have been deferred; and (4) reimbursement of relocation expenses.

The table below shows a breakdown of the total amount shown in the “All Other Compensation” column of the 2017 Summary Compensation Table.

Components of All Other Compensation — 2017

Name	Defined Contribution Plan Company Contributions ($)	Life Insurance ($)	Dividends & Dividend Equivalents ($)	Relocation Expenses ($)	Total ($)
Eric M. Green	10,800	504	49,868	-0-	61,172
William J. Federici	10,800	504	20,029	-0-	31,333
Karen A. Flynn	18,784	454	19,068	-0-	38,306
George L. Miller	16,392	403	10,958	-0-	27,753
David A. Montecalvo	6,679	373	2,567	130,903	140,522

2017 Grants of Plan-Based Awards Table

The following table provides information on stock options and PSUs granted to our NEOs in 2017.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Eric M. Green	02/21/17	446,250	892,500	1,338,750
	02/21/17				8,986	17,971	35,942				1,500,039
	02/21/17							308			26,774
	02/21/17								83,616	83.47	1,500,071
William J. Federici	02/21/17	202,875	405,750	608,625
	02/21/17				2,097	4,193	8,386				349,990
	02/21/17								19,512	83.47	350,045
Karen A. Flynn	02/21/17	168,000	336,000	504,000
	02/21/17				2,996	5,991	11,982				500,069
	02/21/17								27,868	83.47	499,952
George L. Miller	02/21/17	138,125	276,250	414,375
	02/21/17				1,797	3,594	7,188				299,991
	02/21/17							650			56,505
	02/21/17								16,724	83.47	300,029
David A. Montecalvo	02/21/17	114,300	228,600	342,900
	02/21/17				1,199	2,397	4,794				200,078
	02/21/17							25			2,173
	02/21/17								11,144	83.47	199,923

(1)             These amounts represent the minimum, target and maximum awards under the AIP.  The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.

(2)             These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period.  The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PSUs under any deferred compensation plan.

(3)             The restricted stock listed in this column vests 100% after four years or pro rata 25% per year in the event of death, disability or retirement.  The grant date of these shares was February 14, 2017, when the grant date fair value was $86.93 per share.

(4)             This column consists of the fair value of options and stock awards granted during 2017.  The per-option grant date fair value (under FASB ASC Topic 718) was $17.94 for all options and $83.47 per share for all PSUs granted on February 21, 2017. For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2017 Annual Report.

Outstanding Equity Awards at Year-End 2017

The following table contains information on the current holdings of stock options, unearned PSUs, RSUs and restricted stock held by our NEOs on December 31, 2017.

		Option Awards (1)				Stock Awards
						Restricted Stock/RSUs (2)		PSUs (3) Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric M. Green (4)						31,248	3,009,336	50,159	4,748,553
Hire Grant 1	4/24/2015		164,320	57.38	4/24/2025
Hire Grant 2	4/24/2015	40,497	13,499	57.38	4/24/2025
Hire Grant 3	4/24/2015	39,908	39,908	57.38	4/24/2025
	2/23/2016	21,683	65,049	59.64	2/23/2026
	2/21/2017		83,616	83.47	2/21/2027
William J. Federici						-0-	-0-	31,217	2,955,313
	2/24/2009	52,000		16.05	2/24/2019
	3/22/2010	75,662		21.34	3/22/2020
	2/22/2011	68,494		20.43	2/22/2021
	2/21/2012	81,968		21.22	2/21/2022
	2/19/2013	57,068		29.56	2/19/2023
	3/26/2013	4,036		32.19	3/26/2023
	2/24/2014	25,314	8,437	47.34	2/24/2024
	2/23/2015	17,174	17,174	54.14	2/23/2025
	2/23/2016	7,589	22,767	59.64	2/23/2026
	2/21/2017	0	19,512	83.47	2/21/2027
Karen A. Flynn						453	44,698	17,632	1,669,221
	2/21/2012	9,458		21.22	2/21/2022
	7/24/2012	31,982		25.15	7/24/2022
	2/19/2013	26,338		29.56	2/19/2023
	2/24/2014	10,849	3,616	47.34	2/24/2024
	9/29/2014	11,646	3,882	44.95	9/29/2024
	2/23/2015	14,720	14,720	54.14	2/23/2025
	10/20/2015	1,250	1,250	55.42	10/20/2025
	2/23/2016	7,589	22,767	59.64	2/23/2026
	2/21/2017	0	27,868	83.47	2/21/2027
George L. Miller (5)						7,071	544,693	11,982	1,134,336
Hire Grant 1	11/19/2015	5,895	1,965	62.30	11/19/2025
Hire Grant 2	11/19/2015	7,862	7,862	62.30	11/19/2025
	2/23/2016	6,505	19,515	59.64	2/23/2026
	2/21/2017	0	16,724	83.47	2/21/2027
David A. Montecalvo (6)						1,418	139,914	4,523	428,192
Hire Grant	9/26/2016	2,698	8,094	71.79	9/26/2026
	2/21/2017		11,144	83.47	2/21/2027

(1)             All options are exercisable in 25% annual increments beginning one year from the grant date, except as noted in footnote 4 for Mr. Green, footnote 5 for Mr. Miller, and footnote 6 for Mr. Montecalvo.

(2)             In addition to the retention restricted stock and RSUs granted to Mr. Green, Mr. Miller and Mr. Montecalvo, and discussed in footnotes 4, 5 and 6, respectively, this column also includes time-vesting restricted incentive shares granted when an NEO elects to receive a portion of his or her bonus in stock, whether or not the bonus is deferred under the Employee Deferred Compensation Plan. The restricted incentive shares were granted on February 18, 2014 (Ms. Flynn), February 17, 2015 (Ms. Flynn), February 23, 2016 (Mr. Green) and February 14, 2017 (Mr. Green, Mr. Miller and Mr. Montecalvo) and, in each case, are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment.  The incentive shares will also vest 25% per year upon retirement, but no NEO who currently has outstanding incentive shares is yet eligible to retire.  Unvested incentive shares are forfeited on employment termination. Dividends are paid on all unvested restricted shares and reinvested as additional stock subject to the same vesting requirements as the underlying shares.  DEUs are credited with respect to RSUs in the same manner and subject to the same restrictions, as well.  The market value of all restricted shares and RSUs is based on the closing price of our common stock on December 29, 2017 of $98.67.

(3)             Except as noted for Mr. Green, Mr. Miller and Mr. Montecalvo, who received some PSUs on their hire dates, these PSUs were awarded on February 23, 2015, February 23, 2016 and February 21, 2017 and each covers a three-year performance period.  Mr. Green and Mr. Miller’s PSUs were granted on their respective hire dates.  Mr. Montecalvo did not receive a PSU related to the 2015-17 performance period, but did receive an award with respect to the 2016-18 performance period on his hire date.  This table includes as outstanding the 2015-17 PSUs awards that were distributed in February 2018, because the performance is not actually determined and certified by the Committee until the first quarter of 2018.  The 2016 and 2017 awards will be earned (if at all) on December 31, 2018 and December 31, 2019, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates.  As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year was less than 100%, the number of PSUs shown assumes that a target payout of 100% will be achieved for all three awards.  Fair market value of the unearned PSUs is based on the closing price of our common stock on December 29, 2017 of $98.67.  The amounts are not reduced to reflect any elections to defer receipt under the Employee Deferred Compensation Plan.

(4)             The options denoted as Hire Grant 1 for Mr. Green in the table above and 30,499 of the shares of restricted stock granted to Mr. Green will vest 57.1% on April 24, 2018 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The remaining 42.9% of these retention options and shares will vest on April 24, 2020, but would be forfeited if employment is terminated for any reason other than death or disability before that date.  The options denoted as Hire Grant 2 for Mr. Green were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 24th of each following year.  The options denoted as Hire Grant 3 for Mr. Green will vest in 25% increments on February 23rd of each year following grant.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option.  All other option grants are subject to the vesting schedules set forth in footnotes 1 and 3 above.

(5)             The restricted stock granted to Mr. Miller will vest 100% on November 19, 2019 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The options denoted as Hire Grant 1 for Mr. Miller were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 23rd on each following year.  The options denoted as Hire Grant 2 for Mr. Miller will vest in 25% increments on February 23rd of each year.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option.  All other grants are subject to the vesting schedules set forth in footnotes 1 and 3 above.

(6)             Mr. Montecalvo received RSUs on his hire date rather than restricted stock.  RSUs are not issued shares entitled to vote and dividends, but otherwise are substantially similar to restricted stock.  The RSUs granted to Mr. Montecalvo will vest 100% on September 26, 2021 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The RSUs are eligible to receive DEUs subject to the same vesting schedule.  The options denoted as Hire Grant for Mr. Montecalvo vest in 25% increments on February 23rd of each year following the grant date.  These option vesting schedules are consistent with the schedules for active employees as of February 2016. All other grants are subject to the vesting schedules set forth in footnotes 1 and 3 above.

2017 Option Exercises and Stock Vested Table

The following table provides information about the value realized by our NEOs on the exercise of stock options and vesting of stock awards and units during 2017.  Mr. Montecalvo exercised no options and had no stock vest in 2017.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name	(#)	($)	(#)	($)
Eric M. Green	-0-	-0-	9,110	791,932
William J. Federici	54,966	4,102,431	6,797	590,863
Karen A. Flynn	-0-	-0-	6,103	530,534
George L. Miller	-0-	-0-	1,455	126,483

(1)         The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)         This column reflects incentive shares that were awarded in 2013 and vested in 2017 and PSUs that were awarded in 2014 and earned in 2016, and paid in 2017, whether or not either award was deferred under the Employee Deferred Compensation Plan.  Only Ms. Flynn had incentive shares vest in 2017.  She had 136 shares with a grant date fair value of $83.13 per share on February 17, 2017 vest for a total grant date fair value of $11,306.  For PSUs, the total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award.  At the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period.  Because the payout factor earned for the 2014-2016 performance period was 89.81%, the number of DEUs accrued over that period was multiplied by 89.81%.  The following table shows the PSU payouts that vested, and the number of additional shares distributed due to DEUs.

Name	PSUs Earned	Dividend Equivalents Paid on PSU Payouts
Eric M. Green	8,999	111
William J. Federici	6,640	157
Karen A. Flynn	5,843	124
George L. Miller	1,442	13

(3)         The value of the PSUs was determined by multiplying the number of vested units by $86.93, the fair market value of our common stock on the payout date, February 14, 2017.

2017 Pension Benefits

Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for all salaried participants as a percentage of average annual earnings.  Effective January 1, 2007, each participant’s accrued benefit under the Retirement Plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation is made to their accounts to replace all or part of the benefit for participants who were participating in the Retirement Plan on December 31, 2006 (“transition benefit”).  The transition benefit percentage will remain for the duration of the transition period, which continues until December 31, 2018 or a participant’s retirement, whichever comes first.  The transition benefit is applicable only to employees who were actively employed on December 31, 2006 and the allocation percentage is based on the age of the participant on that date.  The transition benefit for Mr. Federici is 8.0%.  All other continuing NEOs are not eligible to receive the transition benefit because they were not employed on December 31, 2006.

Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited or 3.3%, if greater.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

We are freezing pay and transition credits to the Retirement Plan as of December 31, 2018.  Only interest credits will accrue on previously accrued benefits for eligible participants on January 1, 2019 and beyond.  No employees hired on or after January 1, 2017 will be eligible for the Retirement Plan.  In lieu of the Retirement Plan benefits, we have made enhancements to our 401(k) plan, including a non-elective contribution, which is currently 2% and will be 3% of a participant’s compensation in 2019.

Normal retirement age under the Retirement Plan is 65.  Participants with ten years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on their age at the retirement date.  A participant may begin distribution of his or her cash balance benefits on employment termination, without regard to age or years of service, but will forego future interest credits.

The benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon completing three years of service.

SERP

IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $275,000 and the annual benefit is limited to $220,000.  The SERP benefits are substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan is permitted to provide under the statutory limits on benefits and earnings.  The benefits are unfunded and paid out of our general assets.  SERP benefits (other than interest credit accruals) will be frozen in a similar manner to the freeze to the Retirement Plan in January 2019.

The SERP provides for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment.  Benefits accrued before that date are payable at the same time and in the same form as under the Retirement Plan.  SERP benefits may be reduced to reflect early commencement of benefits before age 65.  The SERP was closed to new entrants effective January 1, 2017.

2017 Pension Benefits Table

The following table shows the present value of accumulated pension benefits that each U.S.-based NEO is eligible to receive under our Retirement Plan and the SERP.

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Eric M. Green	Retirement Plan	2	43,006	—
	SERP	2	165,647	—
			208,653	—
William J. Federici	Retirement Plan	14	589,862	—
	SERP	14	1,230,931	—
			1,820,793	—
Karen A. Flynn	Retirement Plan	24	455,705	—
	SERP	24	144,510	—
			600,215	—
George L. Miller	Retirement Plan	2	40,880	—
	SERP	2	36,637	—
			77,517	—
David A. Montecalvo	Retirement Plan	1	31,180	—
	SERP	1	9,788	—
			40,968	—

(1)         Equals the number of full years of credited service as of December 31, 2017.  Credited service begins with a participant’s hire date and ends with the date of employment termination.

(2)         These present values assume that each NEO retires at age 65 for purposes of the Retirement Plan and the SERP.  The assumed cash balance crediting rate is 3.30% in the Retirement Plan and the SERP.  The discount rate and pre-retirement mortality assumptions used in estimating the present values of each NEO’s accumulated pension benefit vary by plan, as provided in the table below.

Plan	Rate	Pre-retirement Mortality Assumption
Retirement Plan	3.65%

70% of the present value is calculated using a 50% male and 50% female blended RP-2014 annuitant mortality table without collar adjustment (removing MP-2015 improvement projections from 2006-2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis, 30% of the present value is calculated using the RP-2014 gender specific annuitant mortality tables without collar adjustment (removing MP-2014 improvement projections from 2006-2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

Plan	Rate	Pre-retirement Mortality Assumption
SERP	2.90%

50% male and 50% female blended RP-2014 annuitant mortality table without collar adjustment (removing MP-2015 improvement projections from 2006-2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation, form of payment election, applicable interest rates and regulatory changes.

2017 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated employees to defer up to 100% of salary and cash bonus.  Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

Consistent with our 401(k) plan, we match contributions at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%, and employer matching contributions are 100% vested.  A non-elective contribution is also made on behalf of participants who are ineligible for the Retirement Plan.  Participants also may defer payout of annual bonus shares and PSUs.  We contribute one restricted incentive share for each four bonus shares deferred.

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs.  All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until termination.  Matching contributions are only distributed on termination.  Participants may elect to receive distributions on termination in a cash or stock lump sum or up to ten annual installments.

Information regarding NEO’s account balances in the Employee Deferred Compensation Plan is below.  Mr. Montecalvo was eligible for the Plan but did not participate in 2017.

2017 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Eric M. Green	-0-	-0-	1,538	-0-	70,748
William J. Federici	-0-	-0-	225,932	-0-	1,715,911
Karen A. Flynn	23,481	7,985	(1,809)	18,282	373,740
George L. Miller	520,572	62,097	27,213	-0-	941,929

(1)         The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table (“SCT”).  For Mr. Miller, the amount also includes amounts reported under the Equity Incentive Plan and Stock Awards columns of the SCT in prior years.

(2)         The amount in this column represents salary deferral matching contributions.

(3)         These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan, net of any distributions or transfers.

(4)         The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

Payments on Disability

Each current U.S. NEO has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees will earn cash balance pay credits until 2019.  Employees who are vested in our Retirement Plan also receive continued medical coverage while on disability.  Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options granted annually under our LTIP would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PSUs and unvested incentive shares would be forfeited when an employee becomes disabled.  Lastly, the special retention stock, RSUs and options granted upon hire to Mr. Green, Mr. Miller and Mr. Montecalvo will vest upon disability.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. employees.  The benefit is equal to one times pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO.  Deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options granted annually under our LTIP, PSUs and incentive shares would be forfeited and outstanding vested stock options would become exercisable for the term of the option.

The special retention stock, RSUs and options granted to Mr. Green, Mr. Miller and Mr. Montecalvo upon hire will also vest upon death.

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a CIC.  All other NEOs are not covered by an employment agreement or a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the Committee in its sole discretion.

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active employee rates for a period of 12 months, if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement.  Mr. Green’s employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for cause or because of his death or disability (except as described above).

The restricted stock and stock options that Mr. Green received as an enticement award (but not any other restricted stock or stock options granted) will vest: (1) in the event of his termination other than for Cause, or (2) due to Good Reason.

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory body.

“Good Reason” means a material diminution in Mr. Green’s base salary; a material reduction in Mr. Green’s duties, authority or responsibilities; or the relocation of Mr. Green’s principal place of employment in a manner that lengthens his one-way commuting distance by fifty (50) or more miles.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Miller and Mr. Montecalvo

The restricted stock that Mr. Miller and RSUs that Mr. Montecalvo received as a retention award will vest: (1) in the event of termination other than for Cause or (2) due to Good Reason.  The definitions of “Cause” and “Good Reason” are the same as those that apply to Mr. Green.

Estimated Additional Severance Payments Table

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a change-in-control.  No NEO will receive any enhanced benefit because of a termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees, including equity acceleration values to the extent they apply to all LTIP participants.

Name	Event	Cash Severance	Continuation of Welfare Benefits (1)	Vesting of Unvested Equity	Total
Eric M. Green	Involuntary (no Cause) or Good Reason	850,000	17,148	15,809,110	16,676,258
	Death or Disability	-0-	-0-	15,809,110	15,809,110
George L. Miller	Involuntary (no Cause), Good Reason, Death or Disability	-0-	-0-	1,917,976	1,917,976
David A. Montecalvo	Involuntary (no Cause), Good Reason, Death or Disability	-0-	-0-	526,870	526,870

(1)         This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change-in-control.

Ms. Flynn, Mr. Miller, and Mr. Montecalvo have Change-in-Control agreements that are substantially similar and include the following:

•      Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and their target bonus immediately preceding the change-in-control.

•      Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•      Payment of short-term incentive compensation with respect to the period during which the termination occurs at target levels, prorated for number of days worked in the year.

•      Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units and other equity-based awards at target levels.

•      Continued medical, dental, life and other benefits for 24 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•      Payments will be reduced below the applicable threshold in the Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied.  Based on assumptions described below, Mr. Green, Mr. Miller and Ms. Flynn would have their payouts exceed the golden parachute threshold under the Code.  However, only Ms. Flynn would have her payments cutback in that scenario because she would be in a better after-tax position than receiving the full amount.

•      Outplacement assistance up to $50,000.

The severance payments are payable in monthly installments and if the executive is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a change-in-control consist of: (1) resignation following a constructive termination of his employment; or (2) employment termination other than due to death, disability, continuous willful misconduct or normal retirement.  These terminations must occur within two years after a change-in-control.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of our competitors or compete with us in any part of the United States for up to two years following employment termination for any reason and execute a release of claims in favor of the Company.

Mr. Green has a separate employment agreement, the CIC provisions are substantially similar to the provisions contained in the agreements for Ms. Flynn, Mr. Miller and Mr. Montecalvo, except for the following:

•      His payment is two times the sum of his annual base salary plus average of his bonus over the prior three years.

•      36-months of benefit continuation instead of 24 months.

•      Mr. Green’s benefits may be reduced in the event he retires.

•                  His agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination.

•                  The definition of a CIC set forth below requires a change in 2/3 of our Board members rather than 3/4.

•                  The definition of “Cause” and “Constructive Termination,” which is called “Good Reason”), are slightly different and set forth in his employment agreement, which is described under Post-Employment Compensation Arrangements on page 41.

As Mr. Federici was employed before 2010, his agreement was not modified, in accordance with our stated policies.  Mr. Federici’s agreement is similar to our form agreement, with the following exceptions:

•      His payment is three times the sum of his annual base salary plus average of his bonus over the prior three years.

•      He may trigger his payments under his agreement by resigning during a 30-day period beginning 12 months following the change-in-control.

•      He will receive 36 months of benefit continuation at active employee rates.

•      He is entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Code in connection with the change-in-control, including interest and penalties, and payment of his legal fees and expenses if we contest the validity or enforceability of the agreement.  Mr. Federici would not receive a gross-up under the change-in-control scenario described below.

•      Consistent with our prior form agreement, his agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination.

•      Additionally, Mr. Federici’s agreement does not contain a definition of Cause and the definition of Constructive Termination described below does not include changing his reporting line, a reduction in benefits (unless broad-based) or failure of a successor to assume the agreement.

•      His agreement does not contain a requirement to execute a release or a noncompete restriction.

•      Mr. Federici’s benefits may be reduced in the event that he retires.

Definitions used in the Change-in-Control Agreements.

The definitions below apply to all agreements, except as specifically noted above for Mr. Green and Mr. Federici.

Definition of “Change-in-Control.”  For each agreement, a “change-in-control” includes any of the following:

•      Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•      An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•      A change in the majority of our Board of Directors over a two-year period that is not approved by at least 2/3 of the directors then in office who were directors at the beginning of the period;

•      Any event requiring a reporting of a change in control pursuant to the regulations under SEC Form 8-K; or,

•      Execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Cause.”  Cause generally includes:

•      Acts of dishonesty;

•      Repeated failure to perform duties which are demonstrably and deliberate and not remedied after receipt of notice;

•      Conviction of a felony; or,

•      Intentional breach of our Code of Business Conduct which is materially and demonstrably injurious to the Company.

Definition of “Constructive Termination.”  A “constructive termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a change-in-control:

•      Significantly reducing or diminishing the nature or scope of the executive’s authority or duties including reporting to someone whose scope of authority is diminished;

•      Materially reducing the executive’s annual salary or incentive compensation opportunities;

•      Failure of a successor to assume the agreement;

•      Changing the executive’s principal office location by more than 50 miles;

•      Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement; or

•      Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a change-in-control under existing contracts, agreements, plans or arrangements.  The amounts assume a December 31, 2017 termination date and use the closing price of our common stock as of that date, $98.67.  Based on current assumptions, Ms. Flynn’s benefit amounts would be reduced by $120,717 to put her in a better after-tax position than she would have been in had she received the full payout and paid the applicable golden parachute excise tax.  All the values in the table are in U.S. Dollars.

Name	Aggregate Severance Pay (1)	PSU Acceleration (2)	Vesting of Restricted Stock/ RSUs (3)	Vesting of Stock Options (4)	Parachute Excise Tax Impact	Welfare Benefits Continuation (5)	Outplacement Assistance (6)	Total
Eric M. Green	3,052,834	3,452,997	3,009,336	12,799,774	-0-	50,627	50,000	22,415,568
William J. Federici	2,727,421	1,000,826	-0-	2,383,008	-0-	35,945	50,000	6,197,200
Karen A. Flynn	1,549,565	1,178,991	44,698	2,415,884	(120,717)	48,767	50,000	5,167,188
George L. Miller	1,325,560	857,794	544,693	1,373,283	-0-	50,370	50,000	4,201,700
David A. Montecalvo	875,083	445,398	139,914	386,956	-0-	50,270	50,000	1,947,621

(1)             For Mr. Green the aggregate severance pay amount represents two times the sum of the executive’s (a) highest annual base salary in effect during his year of termination, and (b) the average of his bonus payout in the three years preceding the CIC (the “Severance Basis”).  For Mr. Federici, this amount is three times this same Severance Basis.  For Ms. Flynn, Mr. Miller and Mr. Montecalvo, the bonus component of the Severance Basis is equal to their target bonus in the year of termination, and the aggregate severance pay is two times the Severance Basis.

(2)             This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.

(3)             This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).

(4)             This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2017 minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2017.

(5)             This amount represents the employer portion of the premiums for medical, dental and life insurance coverage for 24 months (36 months for Mr. Federici only).

(6)             This amount estimates the cost of providing outplacement assistance.

CEO Pay Ratio

Applicable SEC rules require the disclosure of our median employee’s pay and the ratio of that pay to our CEO’s pay.  Mr. Green’s 2017 pay, as indicated in our 2017 Summary Compensation Table was $4,756,563 and our median employee’s pay calculated in the same manner was $42,962.  The ratio of Mr. Green’s pay to our median worker’s pay as determined under applicable SEC rules, therefore, is 111:1.

In determining our median employee, we used “base pay” as our compensation definition which we then calculated as annual base pay based on a reasonable estimate of hours worked during 2017 for hourly workers, and upon salary levels for the remaining employees.  We did not utilize cost-of-living adjustments.  We annualized pay for those who commenced work during 2017.  We used a valid statistical sampling methodology to identify the base pay for the median worker.  In addition, in selecting the median worker, we used our global employment roster as of December 31, 2017, but excluded all employees in the following countries (with the number of employees excluded in parentheses): Australia (5), Argentina (6), Colombia (6), Italy (8), Spain (8), India (71), Israel (115), and Puerto Rico (142).  Our total number of employees as of the determination date was 7,595, with U.S. employees totaling 3,359 and foreign employees totaling 4,236.

Our CEO pay ratio is a reasonable estimate calculated consistent with applicable SEC guidance governing use of estimates, adjustments, and statistical sampling permitted by the SEC.

Financial Measures and Adjustments

The following table contains unaudited reconciliations of 2017 U.S. GAAP consolidated revenues, OCF and diluted EPS to Adjusted Revenue, Adjusted OCF, and Adjusted Diluted EPS for AIP purposes relating to the 2017 AIP Performance Metrics and Achievement Table.  There were no adjustments to Proprietary GP or Proprietary OCF.

2017 Financial Measures (US$ millions, except per-share data)

Consolidated Performance
Diluted EPS (1)	$1.99
Venezuela deconsolidation	0.15
Tax law changes	0.64
Adjusted Diluted EPS per Earnings Release	2.78
Tax benefit from stock-based compensation accounting change (2)	(0.44)
Share Repurchase (2)	(0.01)
Adjusted Diluted EPS for AIP purposes	$2.33

Operating Cash Flow	$263.3
Tax rate changes after Committee approval (3)	(0.3)
Restructuring and related charges	3.1
Adjusted OCF for AIP purposes	$266.1

Consolidated Revenue	$1,599.1
Foreign-exchange impact vs. budget (2)	(48.8)
Adjusted Revenue for AIP purposes	$1,550.4

(1)         A full discussion of components of Adjusted Diluted EPS is found in our fourth-quarter and full-year 2017 earnings press release filed on Form 8-K with the SEC on February 15, 2018.

(2)         These items were not included in the budgeted EPS target and are deducted for purposes of comparing actual results to our performance targets for the AIP.

(3)         Subsequent to approval of financial results by the Compensation Committee, a tax rate adjustment resulted in a minor increase to OCF reported in the Earnings Release.  This immaterial increase was not factored into the AIP payouts.

INDEPENDENT AUDITORS

Independent Auditors And Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for years 2017 and 2016.  All the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, and the de minimis exception discussed below.

Type of Fees	2017	2016
Audit Fees	$2,127,000	$1,935,280
Audit-Related Fees	196,799	1,500
Tax Fees	150,404	224,014
All Other Fees	9,500	8,600
Total	$2,483,703	$2,169,394

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the SEC.  Prior to engagement for the next year’s audit, Management will submit to the Audit Committee a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Committee.  Those services must fall within one of the four following categories:

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories.  The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 1% of the total fees for 2017.

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PwC, the Company’s independent registered public accounting firm for 2017, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2017, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol. I AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management.  Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2017 be included in the Company’s 2017 Annual Report on Form 10-K.

Audit Committee:
Mark A. Buthman, Chair
William F. Feehery
Thomas W. Hofmann
Paolo Pucci

ITEMS TO BE VOTED ON

Items to Be Voted On

Proposal 1 — Election of Directors

Our shareholders are asked to consider 11 nominees for election to our Board to serve for a one-year term until the 2019 Annual Meeting of Shareholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.  The names of the 11 nominees for director, their current positions and offices, tenure as a Company director and their qualifications are set forth below.

All the nominees are current Company directors and all non-employee directors have been determined by our Board to be independent. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting.  The Board approved the Committee’s recommendation at its meeting on February 13, 2018.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee.  The Board may then designate the replacement nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

Director Qualifications and Biographies

As a leading manufacturer of pharmaceutical packaging and delivery systems with global operations, we believe that our Board should be comprised of members with a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill the Board’s and its committees’ responsibilities.  Board members should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of Management and work well with others.

Directors must devote sufficient time to our affairs and be free of conflicts of interest, engage in constructive discussion with each other and Management and demonstrate diligence and faithfulness in attending Board and committee meetings.

The Nominating and Corporate Governance Committee reviews annually with the Board the size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board.  As a result of this process, the Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates:

•                  senior-level executive leadership at public companies, particularly companies with international operations;

•                  leadership in the healthcare or public health fields;

•                  science or technology backgrounds; and

•                  financial expertise.

The Committee works with Management and the other directors to attract candidates with those and other relevant qualifications.  The Committee strives to achieve a Board that reflects an appropriate balance and diversity of knowledge, experience, age, skills, expertise, gender and race.

Our Director Nominees

Mark A. Buthman

Age: 57 Director since 2011 Committees: Audit Nominating & Corp. Gov.

Mr. Buthman retired from Kimberly-Clark Corporation in December 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015.  He held positions of increasing responsibility in finance, strategy and operations after joining Kimberly-Clark in 1982. Mr. Buthman is a Board member of IDEX Corporation, Vice Chairman of the Board of Directors of Pavillon, International and a member of the University of Iowa, Tippie College of Business Advisory Board.

Key Skills and Experience:

In addition to his financial and accounting experience while Chief Financial Officer at Kimberly-Clark, a global producer of branded products for the consumer, professional and healthcare markets, Mr. Buthman was responsible for real estate, investor relations, information technology, finance and accounting shared services and global procurement for the corporation.  Throughout his tenure at Kimberly-Clark, he served in a wide range of leadership roles in the areas of analysis, strategy and mergers and acquisitions.

Other public company directorships in the last five years:

IDEX Corporation

William F. Feehery, Ph.D.

Age: 47 Director since 2012 Committees: Audit Nominating & Corp. Gov.

Dr. Feehery has been President of Industrial Biosciences at DowDuPont (previously, E. I. du Pont de Nemours and Company) since November 2013.  He served as Global Business Director, DuPont Photovoltaic Solutions and previously as Global Business Director, Electronics Growth Businesses and as President of DuPont Displays, Inc. since joining DuPont in 2002.  Before joining DuPont, he was engaged in venture capital and was a management consultant for the Boston Consulting Group.

Key Skills and Experience:

Dr. Feehery brings extensive global public company leadership experience to the Board, having served in leadership roles throughout the DuPont organization, a provider of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.  His experience includes direct responsibility for business operations in over 20 countries and leading a global manufacturing business.  In addition, Dr. Feehery brings considerable technical experience with a Ph.D. in chemical engineering and over 15 years of experience in the technology industry.

Public company directorships in the last five years: None

Eric M. Green

Age: 48 Director since 2015 Committees: None

Mr. Green has been our President and Chief Executive Officer since April 2015 and a member of our Board of Directors since May 2015.  Prior to joining the Company, Mr. Green worked at Sigma-Aldrich Corporation, where he served as Executive Vice President and President of the company’s Research Markets business unit since 2013.

Key Skills and Experience:

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining the Company. Sigma-Aldrich was a leading life science and technology company focused on human health and safety.  Mr. Green has had research and development responsibility and managed a $1.4 billion business unit—the largest at that company.  Prior to that he held key positions of increasing responsibility, including international sales and operations, corporate strategic planning and positions in the UK, Ireland and Canada.  Mr. Green has a chemistry degree and masters of business administration.

Public company directorships in the last five years: None

Thomas W. Hofmann

Age: 66 Director since 2007 Committees: Audit Compensation Finance

Mr. Hofmann retired from Sunoco, Inc.—an oil refining and marketing company—in 2008, where he was Senior Vice President and CFO from January 2002 to December 2008.  Mr. Hofmann served Sunoco in various other senior management roles since he joined in 1977.

Key Skills and Experience:

Mr. Hofmann provides substantial financial, corporate governance and management experience with expertise in all areas of finance—including tax, accounting, auditing, treasury, investor relations and budgeting. He is well-versed in strategic planning, risk-management and capital-market issues.  During a distinguished career with Sunoco, Inc., Mr. Hofmann was involved in a number of unique transactions, including significant acquisitions and divestitures.

Public company directorships in the last five years:

PVR Partners LP (public through September 2014)

Northern Tier Energy GP LLC (through May 2016)

Columbia Pipeline Partners LP (through February 2017)

Paula A. Johnson, M.D., MPH

Age: 58 Director since 2005 Committees: Innovation & Technology

Dr. Johnson has been President of Wellesley College since July 2016. Before joining Wellesley, Dr. Johnson founded and served as the inaugural Executive Director of the Connors Center for Women’s Health and Gender Biology, as well as Chief of the Division of Women’s Health at Brigham and Women’s Hospital.  A cardiologist, Dr. Johnson was the Grace A. Young Family Professor of Medicine in the Field of Women’s Health—an endowed professorship named in honor of her mother—at Harvard Medical School. She was also Professor of Epidemiology at the Harvard T.H. Chan School of Public Health.

Key Skills and Experience:

Dr. Johnson brings a wealth of leading healthcare expertise to our Board.  She is a nationally recognized expert in cardiology and women’s and minority healthcare issues. In her role as Executive Director of the Connors Center for Women’s Health and Gender Biology and as Chief of the Division of Women’s Health at Brigham and Women’s Hospital, and a Professor of Medicine at Harvard Medical School and Professor of Epidemiology at the Harvard T.H. Chan School of Public Health, Dr. Johnson has built a novel, interdisciplinary research, education, clinical and policy program in women’s health whose mission is to improve the health of women and to transform their medical care. Dr. Johnson is the recipient of many awards recognizing her contributions to women’s and minority health and is featured as a national leader in medicine by the National Library of Medicine and is a member of the National Academy of Medicine and the American Academy of Arts and Sciences.  She has an extensive background in quality and safety in healthcare and in public health systems.

Public company directorships in the last five years: None

Deborah L. V. Keller

Age: 55 Director since 2017 Committees: Finance Innovation & Technology

Ms. Keller serves as a Principal at Black Frame Advisors, LLC, and recently retired as Chief Executive Officer of Covance Drug Development, a business segment of Laboratory Corporation of America Holdings. Prior to serving as CEO, Ms. Keller spent more than 28 years at Covance in a number of leadership roles, including Corporate Executive Vice President and Group President of Research and Development Laboratories, Corporate Senior Vice President and President of Discovery and Translational Services, and Vice President of Analytical Services in Europe. Prior to joining Covance, Ms. Keller began her career as an Analytical Chemist at Perrigo Company.

Key Skills and Experience:

Ms. Keller has general management experience, with overall sales and operations responsibility as well as a scientific background which includes chemistry and drug development spanning almost three decades.

Public company directorships in the last five years: None

Myla P. Lai-Goldman, M.D.

Age: 60 Director since 2014 Committees: Finance Innovation & Technology

Dr. Lai-Goldman has been Chief Executive Officer and President of GeneCentric Therapeutics, Inc.—a precision medicine company—since June 2011 and serves as director for the company.  She is also managing partner of Personalized Science, LLC, a clinical diagnostics consulting company that she founded in 2008. Previously, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc.  Before joining CancerGuide Diagnostics, she held various roles—including Executive Vice President, Chief Medical Officer and Chief Scientific Officer—at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories. Additionally, Dr. Lai-Goldman has been a venture partner at Hatteras Venture Partners since August 2011.

Key Skills and Experience:

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics and has substantial leadership experience at companies like those that our Company serves.

Public company directorships in the last five years:

Sequenom, Inc.

Douglas A. Michels

Age: 61 Director since 2011 Committees: Compensation Innovation & Technology

Mr. Michels has served as President and Chief Executive Officer of OraSure Technologies, Inc. and a member of the OraSure Board of Directors from June 2004.  In December 2017, he announced his intention to resign from these positions effective March 31, 2018.  In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS.  He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care.

Key Skills and Experience:

Mr. Michels brings considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry having spent 13 years with OraSure Technologies, Inc., 19 years with Johnson & Johnson and seven years with Abbott Laboratories.

Public company directorships in the last five years:

OraSure Technologies, Inc. (expected through March 31, 2018)

Paolo Pucci

Age: 56 Director since 2016 Committees: Audit Compensation

Mr. Pucci is Chief Executive Officer of ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics. Prior to joining ArQule in 2008, Mr. Pucci worked at Bayer A.G., where he served in a number of leadership capacities including Senior Vice President of the Global Specialty Medicine Business Unit and was a member of the Bayer Pharmaceuticals Global Management Committee.

Key Skills and Experience:

Mr. Pucci provides a wealth of knowledge to our Board regarding biopharmaceutical markets and experience as a chief executive officer of a publicly-traded company.  His international background also adds to the diverse knowledge base of our Board.

Mr. Pucci is the only member of our Board who as of the date of the Annual Meeting is also expected to be serving as a Chief Executive Officer of a public company, ArQule.  While Mr. Pucci currently serves on two additional boards, one of those is ArQule.  We believe that it is important to have a sitting public-company CEO on our Board.  Since Mr. Pucci has joined our Board, he has been able to devote significant time and resources to us.  Mr. Pucci’s expertise in new drug development, his executive responsibilities, his experience working for large multinationals and his non-U.S. training are valuable additions to our Board.

Public company directorships in the last five years:

ArQule Inc.

NewLink Genetics Inc.

Dyax Inc. (through 2016)

[CONTINUED ON NEXT PAGE]

John H. Weiland

Age: 62 Director since 2007 Committees: Compensation Finance

Mr. Weiland served as President and Chief Operating Officer of C. R. Bard, Inc. — a medical-device company — from August 2003 to December 2017, when Bard was acquired by Becton, Dickinson and Company.  In connection with that acquisition, Mr. Weiland retired.  At Bard, he served as Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997. Mr. Weiland was elected to the Bard Board of Directors in April 2005 and became Vice Chairman of the Board in 2016.  He received the prestigious Horatio Alger Award in 2012 and serves as a director of the Horatio Alger Association.

Key Skills and Experience:

Mr. Weiland has considerable expertise with over 30 years in the healthcare industry. He brings executive leadership in medical-device company operations and significant international business expertise to the Board.  As President and Chief Operating Officer at C. R. Bard, Inc., Mr. Weiland had responsibility for all of its business operations.

Public company directorships in the last five years:

C. R. Bard, Inc. (through December 2017)

Patrick J. Zenner

Age: 71 Director since 2002 Chairman since 2015 Committees: Nominating & Corp. Gov.

Mr. Zenner was elected Chairman of the Board effective July 1, 2015.  He retired from Hoffmann-La Roche Inc., North America—the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise—in 2001, where he served as President and Chief Executive Officer from 1993 to 2001.  He served as Interim Chief Executive Officer of CuraGen Corporation from May 2005 through March 2006.  Since then, Mr. Zenner was a director and Chairman of the Board of Exact Sciences Corporation until July 2010, and served as its Interim CEO from July 2007 to March 2008. Currently, Mr. Zenner serves as Chairman of the Board of ArQule, Inc. and a director of Selecta Biosciences, Inc.

Key Skills and Experience:

Mr. Zenner provides more than 40 years of experience and expertise in the pharmaceutical industry to the Board. Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO.

Public company directorships in the last five years:

ArQule, Inc.

Selecta Biosciences, Inc.

The Board unanimously recommends a vote FOR the election of each of these nominees as directors.

Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2017 Annual Meeting, our advisory vote on executive pay passed by a vote of 95.9%.  The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance.

Additionally, at our 2017 Annual Meeting, a majority of our shareholders approved holding an advisory vote on executive compensation annually.  Therefore, we are seeking an advisory vote approving executive compensation this year.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals.  The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee.  However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.    We encourage shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement, for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2018 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the ‘Company’) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer Compensation, as stated in the above resolution.

Proposal 3 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for 2018

The Audit Committee is responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. This Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

As part of this review, the Audit Committee reviews PwC’s capabilities and costs.  Based on this review, the Audit Committee has determined that PwC has performed well, in a cost-effective manner, has a long-standing institutional memory, acts independently of Management, and provides critical input to the Audit Committee.  Therefore, the Audit Committee has appointed PwC as our independent registered public accounting firm for 2018.  Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC.  Representatives of PwC will be present at the 2018 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

OTHER INFORMATION

Other Information

Stock Ownership

Based on a review of filings with the SEC, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock as of March 6, 2018.  Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed.

Name and Address of Beneficial Owner	Shares		Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	9,309,447	(1)	12.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	6,788,283	(2)	9.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,230,224	(3)	8.4%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	3,694,240	(4)	5.0%
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	3,410,521	(5)	4.6%

(1)    Includes sole voting power over 2,316,957 shares and sole dispositive power over 9,309,447shares.

(2)    Includes sole voting power over 41,389 shares, shared voting power over 8,885 shares, shared dispositive power over 44,472 shares and sole dispositive power over 6,743,811 shares.

(3)    Includes sole voting power over 5,965,551 shares and sole dispositive power over all shares listed.

(4)    Franklin Advisers, Inc. (“FAS”) is an investment management subsidiary of Franklin Resources, Inc. (“FRI”).  FRI treats FAS as having sole investment discretion and voting authority for all shares listed.  Additionally, Charles B, Johnson and Rupert H. Johnson (“Principal FRI Shareholders”) are each shareholders of more than 10% of FRI, but also do not claim investment or voting interests in the Company stock held by FRI.  However, FRI believes that FAS and the Principal FRI Shareholders are a “group” for purposes of applicable securities law.

(5)    Includes shared dispositive power with respect to 3,410,521 shares and shared voting power with respect to 3,388,033 shares.

The table on the following page shows the number of shares of our common stock beneficially owned as of March 6, 2018, by each of our directors, each NEO and all current directors and executive officers as a group.  For executive officers, in addition to shares owned directly, the number of shares includes: (a) vested shares held in employee participant accounts under our 401(k) plan, Employee Deferred Compensation Plan and Employee Stock Purchase Plan; and, (b) time-vested restricted stock and RSUs held in various incentive plan accounts, unless receipt of those shares has been deferred.  For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Director Deferred Compensation Plan.

Name	Common Stock	Options Exercisable Within 60 Days	Percent of Class
Mark A. Buthman	32,738	—	*
William J. Federici	207,351	418,796	*
William F. Feehery	23,166	—	*
Karen A. Flynn	18,729	139,364	*
Eric M. Green	60,247	272,025	*
Thomas W. Hofmann	36,580	—	*
Paula A. Johnson	43,090	—	*
Deborah L. V. Keller	1,967	—	*
Myla P. Lai-Goldman	11,298	—	*
Douglas A. Michels	35,784	—	*
George L. Miller	3,045	36,844	*
David A. Montecalvo	1,529	8,182	*
Paolo Pucci	3,045	—	*
John H. Weiland	67,996	—	*
Patrick J. Zenner	71,532	—	*
All directors and executive officers as a group (20 persons)	684,868	1,013,662	2.7%

* Less than one percent of outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

During the last fiscal year, due to administrative processing and delays by the Company, Dr. Johnson, was the only director to file a late Form 4 in December 2017.

Additionally, Ms. Favorite filed two late Form 4s during November and December 2017 due to administrative delay.

2017 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2017 are included in our 2017 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement.  Our 2017 Annual Report and this Proxy Statement are posted on our website at http://investor.westpharma.com/phoenix.zhtml?c=118197&p=irol-reportsannual and are available from the SEC at its website at www.sec.gov.  If you do not have access to the Internet or have not received a copy of our 2017 Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

2019 Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2019 Annual Meeting, the proposal must be received by us at our principal executive offices by November 28, 2018 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing: West Pharmaceutical Services, Inc., 530 Herman O.

West Drive, Exton, PA 19341; or by telephone: (610) 594-3319.

Our Bylaws contain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  Nominations for director nominees or an item of business to be conducted must be submitted in writing to the Corporate Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested.  We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2019 Annual Meeting not less than 90 days prior to the anniversary date of this year’s Annual Meeting.  If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

The nomination must contain information about the nominees as specified in our Bylaws.  The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Except as otherwise required by law, the Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws.  You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

Management is not aware of any other matters that will be presented at the 2018 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before February 2, 2018.  However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E36177-P02561 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors; Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Mark A. Buthman The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1b. William F. Feehery ! ! ! ! ! ! 1c. Eric M. Green 2. Advisory vote to approve named executive officer compensation; and To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018. 1d. Thomas W. Hofmann 3. 1e. Paula A. Johnson NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1f. Deborah L. V. Keller 1g. Myla P. Lai-Goldman 1h. Douglas A. Michels 1i. Paolo Pucci 1j. John H. Weiland 1k. Patrick J. Zenner Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E36178-P02561 WEST PHARMACEUTICAL SERVICES, INC. 530 Herman O. West Drive Exton, Pennsylvania 19341 This proxy is solicited by the Board of Directors The undersigned hereby appoints George L. Miller and Ryan M. Metz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 6, 2018, at the Annual Meeting of Shareholders to be held on May 1, 2018 or any postponement or adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. Continued and to be signed on reverse side